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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WATTS WATER TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 23, 2018

Dear Stockholder:

        It is my pleasure to invite you to attend our 2018 Annual Meeting of Stockholders, which will be held on Wednesday, May 16, 2018 at 9:00 a.m. at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845. On the pages following this letter you will find the notice of our 2018 Annual Meeting, which lists the business matters to be considered at the meeting, and the proxy statement, which describes the business matters listed in the notice. Following completion of the scheduled business at the 2018 Annual Meeting, we will report on our operations and answer questions from stockholders.

        We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the 2018 Annual Meeting.

        Whether or not you plan to attend the 2018 Annual Meeting, your vote is important and we encourage you to vote promptly. After you have read the attached proxy statement, please mark your vote on the proxy card, sign and date the proxy card, and return it per the instructions on the card. Alternatively, you may cast your vote by telephone, or through the Internet. Instructions for voting by telephone or through the Internet are included with your proxy.

        We hope that you will be able to join us at the 2018 Annual Meeting.

Sincerely,

ROBERT J. PAGANO, JR. Chief Executive Officer and President

WATTS WATER TECHNOLOGIES, INC.
815 Chestnut Street
North Andover, MA 01845

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 16, 2018

To the Stockholders of
Watts Water Technologies, Inc.

        Notice is hereby given that the 2018 Annual Meeting of Stockholders of Watts Water Technologies, Inc., a Delaware corporation, will be held at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845, on Wednesday, May 16, 2018, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect the nine directors named in the proxy statement to our Board of Directors, each to hold office until our 2019 Annual Meeting of Stockholders and until such director's successor is duly elected and qualified;

  2.
  To approve, by a non-binding advisory vote, named executive officer compensation; and

  3.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.

        The stockholders will also consider and act upon any other matters that may properly come before the Annual Meeting.

        Only stockholders of record at the close of business on March 20, 2018 are entitled to notice of and to vote at the Annual Meeting or any continuation, adjournment or postponement thereof.

By Order of the Board of Directors
KENNETH R. LEPAGE General Counsel, Executive Vice President and Secretary

North Andover, Massachusetts
March 23, 2018

i

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS
May 16, 2018

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

        Our 2018 Annual Meeting of Stockholders will be held on Wednesday, May 16, 2018 at 9:00 a.m., local time, at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845. If you have any questions about the Annual Meeting, you may contact our Investor Relations department by email at investorrelations@wattswater.com or by mailing a written request for information addressed to our Corporate Secretary at our principal executive offices.

INFORMATION ABOUT THIS PROXY STATEMENT

        You have received this proxy statement because the Board of Directors of Watts Water Technologies, Inc. (which we also refer to as Watts or the Company) is soliciting your proxy to vote your shares at the 2018 Annual Meeting and at any continuation, adjournment or postponement of the 2018 Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on March 20, 2018 are entitled to receive notice of and to vote at the Annual Meeting.

        On or about March 29, 2018, we are mailing to our stockholders of record as of March 20, 2018 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, proxy and 2017 Annual Report and how to vote. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is available in the Investors section of our website at http://www.wattswater.com. If you are a stockholder and would like a copy of our Annual Report on Form 10-K or any of its exhibits sent to you, we will send it to you without charge. Please address all such requests to our Corporate Secretary at our principal executive offices.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 16, 2018

        This proxy statement and annual report to security holders are available at https://materials.proxyvote.com/942749.

INFORMATION ABOUT VOTING

        Each share of our class A common stock, par value $0.10 per share, outstanding on the record date is entitled to one vote on each matter submitted, and each share of our class B common stock, par value $0.10 per share, outstanding on the record date is entitled to ten votes on each matter submitted. As of the close of business on March 20, 2018, there were outstanding and entitled to vote 27,778,142 shares of class A common stock and 6,329,290 shares of class B common stock.

Stockholders of Record

        Stockholders of record may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

Internet	Phone	Mail
By Internet—Stockholders of record can vote over the Internet by visiting the website listed on the proxy card and following the instructions on the proxy card; or	By telephone—Stockholders of record located in the United States and Canada can vote by calling the toll-free telephone number listed on the proxy card and following the instructions on the proxy card;	By mail—Stockholders of record may vote by mail by signing and dating the proxy card and returning it in accordance with the instructions on the card.

If a choice is specified in a proxy, shares represented by that proxy will be voted in accordance with such choice. If no choice is specified, the proxy will be voted "FOR" the election of each of the nine nominees for director named in this proxy statement, "FOR" our named executive officer compensation, and "FOR" the ratification of the appointment of KPMG LLP.

        You may revoke or change your proxy at any time before it is exercised by (i) delivering to us a signed proxy card with a date later than that of your previously delivered proxy, (ii) voting in person at the Annual Meeting, (iii) granting a subsequent proxy through the Internet or by telephone, or (iv) sending a written revocation to our corporate Secretary at our principal executive offices. Attending the Annual Meeting will not revoke your proxy unless you specifically request that your proxy be revoked by sending a written revocation to our corporate Secretary before the proxy is exercised or you vote in person at the Annual Meeting.

Beneficial Owners

        If you are a beneficial owner and your shares are held in "street name" by a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You will need to follow the instructions of the holder of record in order to vote your shares. Many banks and brokers offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or broker on a voting instruction form. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you must contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the Annual Meeting in order to vote.

QUORUM; REQUIRED VOTES; ABSTENTIONS AND BROKER NON-VOTES

        The presence, in person or by proxy, of a majority of the voting power of the outstanding shares of class A common stock and class B common stock entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" occurs when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary authority to vote on that matter. A nominee holder has discretionary authority under the rules of the New York Stock Exchange, or NYSE, to vote street name shares on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, even if the nominee holder does not receive voting instructions from the beneficial owners, but will not have discretionary authority to vote on the election of directors, the approval of our named executive officer compensation, or any other proposals submitted for approval at the Annual Meeting.

Proposal 1: Election of Directors

        Under our by-laws, directors are elected by plurality vote. This means that the nine director nominees receiving the highest number of affirmative votes will be elected as directors. You may vote for all of the director nominees, withhold your vote from all of the director nominees or withhold your vote from any one or more of the director nominees. Votes that are withheld and broker non-votes will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers

        Under our by-laws, the affirmative vote of the holders of a majority of the votes present or represented at the Annual Meeting and entitled to be cast will be required for approval on a non-binding, advisory basis, of our executive compensation. If you submit a proxy or attend the meeting but choose to abstain from voting on this proposal, you will be considered present at the meeting and entitled to vote on such proposal. As a result, an abstention will have the same effect as if you had voted against such proposal. Broker non-votes, however, will have no effect on the proposal because they will not be considered to have been entitled to vote on such proposal.

Proposal 3: Ratification of Our Independent Registered Public Accounting Firm.

        Under our by-laws, the affirmative vote of the holders of a majority of the votes present or represented at the Annual Meeting and entitled to be cast will be required for approval of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. If you submit a proxy or attend the meeting but choose to abstain from voting on this proposal, you will be considered present at the meeting and entitled to vote on such proposal. As a result, an abstention will have the same effect as if you had voted against such proposal. Because brokers have discretionary authority under NYSE rules to vote street name shares on Proposal 3, we do not expect any broker non-votes in connection with this proposal.

SOLICITATION OF PROXIES

        We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares held of record by them, and we will reimburse them for their reasonable expenses.

OTHER BUSINESS TO BE CONSIDERED

        Our management does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted in accordance with the direction of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

PROPOSAL 1 ELECTION OF DIRECTORS

        Our entire Board is elected annually at each Annual Meeting. Our Board has nominated each of the nine individuals named below for election as a director at our 2018 Annual Meeting. If elected, each nominee will serve until our 2019 Annual Meeting and until such director's successor has been duly elected and qualified. Proxies will be voted for each of the nominees named below unless otherwise specified in the proxy. All of the nominees are currently members of our Board and were elected by our stockholders at the 2017 Annual Meeting, except for Louise K. Goeser, who was elected to our Board on March 12, 2018. We expect that all of the nominees will be available for election, but if any of the nominees is not available at the time of the 2018 Annual Meeting, proxies solicited hereby may be voted for a substitute nominee designated by our Board or our Board may choose to reduce the number of directors serving on the Board. In accordance with the Board retirement age policy set forth in our Corporate Governance Guidelines, current Board member Robert L. Ayers is not standing for reelection at the 2018 Annual Meeting, and the number of directors will be reduced by resolution of the Board from ten to nine at the time of the 2018 Annual Meeting.

        Our Board of Directors recommends that stockholders vote "FOR" the election of each nominee as a director of Watts Water Technologies, Inc.

Information as to Nominees for Director

        Set forth below are the names of the nominees for our Board of Directors, their ages, principal occupations for at least the past five years, the years they originally became members of our Board of Directors and certain other information. The information provided below is current as of February 1, 2018 except for the ages of the nominees, which are current as of May 16, 2018, the date of our 2018 Annual Meeting.

Christopher L. Conway

Age: 62
Director since: 2015

Mr. Conway was President, Chief Executive Officer and Chairman of the Board of CLARCOR Inc. from December 2011 until it was acquired in February 2017. Mr. Conway is now retired. Mr. Conway originally joined CLARCOR in 2006 and served in several senior management roles prior to becoming President and Chief Executive Officer, including Chief Operating Officer, President of CLARCOR's PECOFacet division, President of Facet USA, Inc., an affiliate of CLARCOR, and Vice President of Manufacturing of Baldwin Filters, Inc., another affiliate of CLARCOR. CLARCOR was a diversified marketer and manufacturer of mobile, industrial and environmental filtration products sold in domestic and international markets. Prior to joining CLARCOR, Mr. Conway served for two years as the Chief Operating Officer of Cortron Corporation, Inc., a manufacturing start-up based in Minneapolis, Minnesota. Mr. Conway also served for seven years in various management positions at Pentair, Inc., a global provider of products and services relating to energy, water, thermal management and equipment protection.

Skills and Qualifications. Mr. Conway's skills and qualifications to serve on our Board include his extensive operational and management experience as a chief executive officer of an international manufacturing company.

David A. Dunbar

Age: 56
Director since: 2017

Mr. Dunbar has served as President, Chief Executive Officer and a member of the Board of Directors of Standex International Corporation since January 2014, and as Chairman since October 2016. Standex is a global, multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Engineering Technologies Group, Engraving Group, Electronics Group, and Hydraulics Group. Mr. Dunbar previously served as President of the valves and controls global business unit of Pentair, Inc. from October 2009 to December 2013. The unit was initially owned by Tyco Flow Control and Tyco Flow Control and Pentair merged in 2012. Pentair is a global provider of products and services relating to energy, water, thermal management and equipment protection. Prior to his tenure at Pentair, Mr. Dunbar held a number of senior positions at Emerson Electric Co., including President of each of the following: Emerson Process Management Europe; Machinery Health Management; and Emerson Climate Technologies Refrigeration.

Skills and Qualifications. Mr. Dunbar's skills and qualifications to serve on our Board include his decades of executive experience with global manufacturing companies and diverse experience at various operational levels, which provides him with a broad management perspective.

Louise K. Goeser

Age: 64
Director since: 2018

Ms. Goeser has served as President and Chief Executive Officer of Grupo Siemens S.A. de C.V. since March 2009 and is responsible for Siemens Mesoamérica. Siemens Mesoamérica is the Mexican, Central American and Caribbean unit of multinational Siemens AG, a global engineering company operating in the industrial, energy and healthcare sectors. Ms. Goeser previously served as President and Chief Executive Officer of Ford of Mexico from January 2005 to November 2008. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company from 1999 to 2005. Prior to 1999, Ms. Goeser served as General Manager, Refrigeration and Vice President, Corporate Quality at Whirlpool Corporation and held various leadership positions with Westinghouse Electric Corporation. Ms. Goeser has served as a member of the Board of Directors of MSC Industrial Direct Co., Inc. since December 2009. Ms. Goeser previously served as a member of the boards of directors of Talen Energy from June 2015 to December 2016, PPL Corporation from March 2003 to June 2015, and Witco Corporation from 1997 to 1999.

Skills and Qualifications. Ms. Goeser's skills and qualifications to serve on our Board include her extensive operational and management experience with international manufacturing companies, her knowledge of the markets in Latin America, and her public company board experience.

Jes Munk Hansen

Age: 50
Director since: 2017

Mr. Hansen served as Chief Executive Officer of LEDVANCE GmbH from July 2015 to December 2017. LEDVANCE is the general lighting lamps business unit of OSRAM GmbH. Mr. Hansen previously served as Chief Executive Officer of the classical lamps and ballast business unit of OSRAM from January 2015 to July 2015 and as Chief Executive Officer of OSRAM Americas and President of OSRAM Sylvania from October 2013 to January 2015. OSRAM is a leading global lighting manufacturer. Prior to his tenure at OSRAM, Mr. Hansen served in several senior management roles with Grundfos from 2000 to October 2013, including as Chief Executive Officer and President of Grundfos North America from 2007 to October 2013. Grundfos is a leading global manufacturer of pumps as well as motors and electronics for monitoring and controlling pumps.

Skills and Qualifications. Mr. Hansen's skills and qualifications to serve on our Board include his extensive operational and management experience as a chief executive officer of an international manufacturing company and his extensive international experience.

W. Craig Kissel

Age: 67
Director since: 2011

Mr. Kissel is the Chairperson of our Board of Directors. Mr. Kissel previously was employed by American Standard Companies Inc. from 1980 until his retirement in September 2008. American Standard was a leading global supplier of air conditioning and heating systems, vehicle control systems and bathroom china and faucet-ware. During his time at American Standard, Mr. Kissel served as President of Trane Commercial Systems from 2004 to 2008, President of WABCO Vehicle Control Systems from 1998 to 2003, President of the Trane North American Unitary Products Group from 1994 to 1997, Vice President of Marketing of the Trane North American Unitary Products Group from 1992 to 1994 and held various other management positions at Trane from 1980 to 1991. From 2001 to 2008, Mr. Kissel served as Chairman of American Standard's Corporate Ethics and Integrity Council, which was responsible for developing the company's ethical business standards. Mr. Kissel also served in the U.S. Navy from 1973 to 1978. Mr. Kissel has served as a director of Chicago Bridge & Iron Company since May 2009. Chicago Bridge & Iron Company engineers and constructs some of the world's largest energy infrastructure projects.

Skills and Qualifications. Mr. Kissel's skills and qualifications to serve on our Board include his experience managing manufacturing businesses, his familiarity with commercial and residential construction markets, international experience, product management and distribution experience, public company board experience, and his experience developing ethical business standards at American Standard.

Joseph T. Noonan

Age: 36
Director since: 2013

Mr. Noonan has served as Chief Executive Officer of Homespun Design, Inc. since November 2013. Homespun Design is a start-up phase online retailer of American-made furniture and design founded by Mr. Noonan. Mr. Noonan previously worked as an independent digital strategy consultant from November 2012 to November 2013. Mr. Noonan was employed by Wayfair LLC from April 2008 to November 2012. During his time at Wayfair, Mr. Noonan served as Senior Director of Wayfair International from June 2011 to November 2012, Director of Category Management and Merchandising from February 2009 to June 2011 and Manager of Wayfair's Business-to-Business Division from April 2008 to February 2009. Wayfair is an online retailer of home furnishings, décor and home improvement products. Prior to joining Wayfair, Mr. Noonan worked as a venture capitalist at Polaris Partners and as an investment banker at Cowen & Company.

Skills and Qualifications. Mr. Noonan's skills and qualifications to serve on our Board include his extensive background in e-commerce, acquisition and business integration experience, and his unique perspective as a member of the Horne family.

Robert J. Pagano, Jr.

Age: 55
Director since: 2014

Mr. Pagano has served as Chief Executive Officer and President of our Company since May 2014. He also served as interim Chief Financial Officer from October 2014 to April 2015. Mr. Pagano previously served as Senior Vice President of ITT Corporation and President, ITT Industrial Process from April 2009 to May 2014. Mr. Pagano originally joined ITT in 1997 and served in several additional management roles during his career at ITT, including as Vice President Finance, Corporate Controller, and President of Industrial Products. ITT Corporation is a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Prior to joining ITT, Mr. Pagano worked at KPMG LLP. Mr. Pagano is a Certified Public Accountant. Mr. Pagano has also served as a member of the Board of Directors of Applied Industrial Technologies, Inc. since August 2017. Applied Industrial Technologies is a distributor of bearings, power transmission products, fluid power components and other industrial supplies and provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services.

Skills and Qualifications. Mr. Pagano's skills and qualifications to serve on our Board include his extensive experience as an operating executive with an international manufacturing company and his depth of knowledge about our Company and our industry.

Merilee Raines

Age: 62
Director since: 2011

Ms. Raines served as Chief Financial Officer of IDEXX Laboratories, Inc. from October 2003 until her retirement in May 2013. Ms. Raines also served as Executive Vice President of IDEXX from July 2012 until her retirement in May 2013. Prior to becoming Chief Financial Officer, Ms. Raines held several management positions with IDEXX, including Corporate Vice President of Finance, Vice President and Treasurer of Finance, Director of Finance, and Controller. IDEXX Laboratories develops, manufactures and distributes diagnostic and information technology based products and services for companion animal, livestock, poultry, water quality and food safety, and human point-of-care diagnostics. Ms. Raines served as a member of the Board of Directors of Affymetrix, Inc., a provider of life science and molecular diagnostic products that enable analysis of biological systems at the gene, protein and cell level, from January 2015 until it was acquired in March 2016. Ms. Raines is a member of the Board of Directors of Aratana Therapeutics, Inc., a pet therapeutics company focused on licensing, developing and commercializing biopharmaceutical products for companion animals.

Skills and Qualifications. Ms. Raines' skills and qualifications to serve on our Board include her extensive financial and accounting experience with a similarly sized international manufacturing company and her public company board experience.

Joseph W. Reitmeier

Age: 53
Director since: 2016

Mr. Reitmeier has served as Executive Vice President & Chief Financial Officer of Lennox International Inc. since July 2012. Mr. Reitmeier served as Vice President of Finance for the LII Commercial business segment of Lennox International from 2007 to July 2012 and as Director of Internal Audit from 2005 to 2007. Lennox International is a leading global provider of climate control solutions, and it designs, manufactures and markets a broad range of products for the heating, ventilation, air conditioning and refrigeration markets. Before joining Lennox International, Mr. Reitmeier held financial leadership roles at Cummins Inc. and PolyOne Corporation.

Skills and Qualifications. Mr. Reitmeier's skills and qualifications to serve on our Board include his extensive financial and accounting experience with a large international manufacturing company.

Director Compensation

        Our non-employee directors are compensated for their service as directors. During 2017, our Chief Executive Officer, Robert J. Pagano, Jr., was the only member of our Board of Directors who was an employee of Watts, and he did not receive any additional compensation for his service as a director. Our current compensation arrangements for non-employee directors were set in July 2014, informed by a comprehensive competitive analysis of non-employee director compensation performed for the Compensation Committee by its independent compensation consultant, Pearl Meyer & Partners, LLC. The Compensation Committee and the Board reassessed the competitiveness of our compensation arrangements for non-employee directors in October 2016 and determined that such arrangements were sufficiently competitive and did not make any changes. Set forth below is a summary of the current annual compensation arrangements for our non-employee directors.

Annual cash retainer:	$70,000
Additional annual retainer for the Chairperson of the Board of Directors:	$60,000
Additional annual retainer for the Chairperson of the Audit Committee:	$20,000
Additional annual retainer for the Chairperson of the Compensation Committee:	$15,000
Additional annual retainer for the Chairperson of the Nominating and Corporate Governance Committee:	$12,500
Value of annual grant of class A common stock:	$100,000

        We also reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and for fees and reasonable out-of-pocket expenses for their attendance at director education seminars and programs they attend at the request of the Board. Non-employee directors do not receive any additional compensation for attendance at Board or committee meetings.

        Our Board typically approves grants of stock awards to non-employee directors at its first quarterly meeting following the election of directors at our Annual Meeting of Stockholders. Such awards are not subject to vesting or any other conditions or restrictions. We have adopted the practice that the number of shares awarded to our non-employee directors is determined using a twelve-month trailing average stock price, which may result in a grant date fair value that is more or less than the established value of the annual stock grant to non-employee directors. On August 1, 2017, we granted 1,569 shares of class A common stock to each of Messrs. Ayers, Conway, Dunbar, Hansen, Kissel, Noonan and Reitmeier and Ms. Raines. Non-employee directors who are first elected to our Board during the year receive a pro-rated award of shares for the remaining portion of the then-current Board term. Messrs. Dunbar and Hansen were elected to the Board on February 8, 2017 and each received an award of 415 shares of class A common stock, which represented one-quarter of the value of the annual grant of stock awarded to non-employee Board members for the 2016-2017 term.

        We have instituted a program under which our non-employee directors may defer receipt of their annual grant of shares of class A common stock. If any dividends are paid on our class A common stock during the period in which the stock is deferred, the non-employee director accrues dividends in the amount he or she would have received if the shares had been issued and held by the director at the time the dividend was paid. The accrued dividends will be distributed, without interest, in cash at the end of the deferral period chosen by such director when the stock is issued to the director. Messrs. Ayers, Conway, and Reitmeier and Ms. Raines elected to defer receipt of their 2017 stock awards.

        Our non-employee directors are subject to stock ownership guidelines. These guidelines stipulate that each non-employee director should own shares of our class A common stock with a market value of at least three times the amount of the annual cash retainer payable to non-employee directors, which was $210,000 for 2017. It is expected that this ownership level will generally be achieved within a three-year period beginning when a director is first elected to the Board. For purposes of determining a director's compliance with these ownership guidelines, any deferred shares are considered held by the director. The Compensation Committee reviews each non-employee director's compliance with these guidelines on an annual basis. Compliance is typically measured based on stock ownership as of the last day of the second quarter. At the end of the second quarter of 2017, all of our non-employee directors who had been members of our Board for three or more years were in compliance with our stock ownership guidelines.

        The following table contains information on compensation for the non-employee members of our Board of Directors during the fiscal year ended December 31, 2017.

2017 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)

Robert L. Ayers	82,500	99,867	182,367
Bernard Baert(2)	35,000	—	35,000
Richard J. Cathcart(2)	42,500	—	42,500
Christopher L. Conway	77,500	99,867	177,367
David A. Dunbar	70,000	127,008	197,008
Jes Munk Hansen	70,000	127,008	197,008
W. Craig Kissel	130,000	99,867	229,867
Joseph T. Noonan	70,000	99,867	169,867
Merilee Raines	90,000	99,867	189,867
Joseph W. Reitmeier	70,000	99,867	169,867

(1)
The amounts in this column reflect the grant date fair value of the stock awards granted during 2017 determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 13 to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2018. The amounts reflected in this column for Messrs. Ayers, Conway, and Reitmeier and Ms. Raines were deferred under our non-employee director stock deferral program described above. The stock award value for Messrs. Dunbar and Hansen also includes the shares granted to them in February 2017 in connection with their initial election to the Board.

(2)
Messrs. Baert and Cathcart retired from our Board as of the date of our 2017 Annual Meeting of Stockholders and thus served as members of the Board for approximately two quarters during 2017.

CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

        We believe that good corporate governance and an environment of the highest ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and employed by other public companies. We also review guidance and interpretations provided from time to time by the SEC and the NYSE and consider changes to our corporate governance policies and practices in light of such guidance and interpretations.

Role of Our Board of Directors

        Our Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. It appoints executive officers and oversees succession planning and our executive officers' performance and compensation. Our Board oversees the development of fundamental operating, financial and other corporate plans, strategies and objectives, and conducts a year-long process which culminates in Board review and approval each year of a business plan, a capital expenditures budget and other key financial and business objectives.

        Members of our Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings and by participating in meetings of the Board and its committees. We regularly review key portions of our business with the Board, and we introduce our executives to the Board so that the Board can become familiar with our key employees. In addition, we hold periodic strategy sessions between members of senior management and the Board, during which members of the senior management team provide in-depth reviews of various aspects of our business operations and discuss our strategy with respect to such operations.

        In 2017, our Board met four times and each incumbent director who was a member of our Board during 2017 attended at least 75% of the total number of meetings of the Board and all committees of the Board on which the director served.

The Role of our Board in Risk Oversight

        The Board's role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial, legal, regulatory, strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from senior management to enable it to understand our risk identification, risk management and risk mitigation processes and strategies. When a committee receives a report on a particular risk, the chairperson of the relevant committee reports on the committee's discussion of such risk to the Board during the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role. As part of its charter, the Audit Committee discusses the guidelines and policies that govern the process by which our exposure to risk is assessed and managed by management. The Board does not believe that its role in the oversight of our risks affects the Board's leadership structure.

Management Succession Planning

        Our Board believes that one of its primary responsibilities is to oversee the development and retention of executive talent and to ensure that an appropriate succession plan is in place for our

Chief Executive Officer and other members of senior management. Each year, the Board meets with our Chief Human Resources Officer and Chief Executive Officer to conduct a comprehensive review of management succession planning and to address potential vacancies in senior leadership, including succession planning for our Chief Executive Officer. In addition, each quarter the Board focuses on a particular business unit and/or function and conducts a comprehensive review of that business unit or function, including management succession planning and potential leadership vacancies within such business unit or function.

Board Leadership Structure

        We separate the roles of Chief Executive Officer and Chairperson of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for our operational management, providing day-to-day leadership and managing our performance. The Chairperson of the Board provides guidance to our Chief Executive Officer, works with our Chief Executive Officer to set the agenda for Board meetings and presides over meetings of the Board, including executive sessions of the non-management and independent directors.

Performance of Our Board and Committees

        Our Board considers it important to continually evaluate and improve its effectiveness and that of its committees. Our Board and each of its standing committees conduct annual self-evaluations. The Nominating and Corporate Governance Committee oversees our Board's self-evaluation process. The results of each committee's annual self-evaluation are reported to the Board.

Business Ethics and Compliance

        We have adopted a Code of Business Conduct applicable to all officers, employees and Board members worldwide. The Code of Business Conduct is posted in the "Investors" section of our website at http://www.wattswater.com. Any amendments to, or waivers of, the Code of Business Conduct which apply to our Chief Executive Officer, Chief Financial Officer, Corporate Controller or any person performing similar functions will be disclosed on our website within four business days of the date of such amendment or waiver.

Director Independence

        As of February 28, 2018, members of the Horne family beneficially owned 6,329,290 shares of our class B common stock that are subject to The George B. Horne Voting Trust Agreement—1997. These shares represented 69.1% of our total outstanding voting power. As trustee of The George B. Horne Voting Trust Agreement—1997, Timothy P. Horne has sole power to vote all of the shares subject to the trust and effectively exercises control over voting power for the election of our directors. As a result, we are a "controlled company" under NYSE rules. As a controlled company, under NYSE rules, we are not required to have a majority of independent directors or compensation or governance committees consisting solely of independent directors. However, we strive to achieve the highest standards of corporate governance, including with respect to director independence, despite our status as a controlled company. Accordingly, we have chosen not to take advantage of the controlled company exemption under NYSE rules and are committed to having a Board with at least a majority of independent directors.

        Under our Corporate Governance Guidelines, we require that at least a majority of the members of our Board meet the independence requirements of the NYSE. Under NYSE rules, a director qualifies as "independent" if the Board affirmatively determines that the director has no material relationship with the company of which he or she serves as a director. The Board is required to consider broadly all relevant facts and circumstances in making an independence determination.

Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Nominating and Corporate Governance Committee annually evaluates the independence of each non-employee director nominee and makes recommendations to the Board. In making its recommendations, the Nominating and Corporate Governance Committee applies NYSE rules to determine a director's independence and evaluates any other business, legal, accounting or family relationships between all non-employee director nominees and us.

        The Nominating and Corporate Governance Committee and our Board reviewed all relationships between us and each non-employee director nominee to determine compliance with the NYSE independence rules and our Corporate Governance Guidelines, and to evaluate whether there are any other facts or circumstances that might impair the director's independence. Based on the results of this review and the recommendations of the Nominating and Corporate Governance Committee, the Board determined that eight of our ten current directors (Messrs. Ayers, Conway, Dunbar, Hansen, Kissel and Reitmeier and Mses. Goeser and Raines) are independent under NYSE rules and that the composition of our Board therefore complies with our Corporate Governance Guidelines. With respect to Mr. Noonan, the Board determined that he is a non-management director under NYSE rules, but not independent under NYSE rules because he is the son-in-law of Timothy P. Horne, our controlling stockholder.

Horne Family Board Participation

        As described above, as of February 28, 2018 Timothy P. Horne controlled approximately 69.1% of the voting power of our stock. Mr. Horne served as a member of our Board of Directors until our 2010 Annual Meeting, when he retired from the Board in compliance with the age limitation for Board members contained in our Corporate Governance Guidelines. Since his retirement from the Board, Mr. Horne has served as a director emeritus and has selectively participated in certain Board discussions at the invitation of our Board. Pursuant to our by-laws, Mr. Horne was reappointed as a director emeritus by our Board of Directors in February 2018 to serve a one-year term beginning on the date of our 2018 Annual Meeting and ending on the date of our 2019 Annual Meeting. As a director emeritus, Mr. Horne may be invited by our Board to attend Board or committee meetings, but he does not have the right to vote and he is not considered to be a member of the Board for any purpose (including quorum). Mr. Horne has an agreement with us, which provides Mr. Horne with the use of an office at our corporate headquarters and administrative support. The agreement also provides that Mr. Horne will make himself reasonably available to provide services to us at the request of our management as long as he is physically able to do so. Mr. Horne's obligation to provide services to us will cease upon a change in control of Watts.

        In May 2013, Mr. Horne's son-in-law, Joseph T. Noonan, was elected as a member of our Board. We believe that it is strategically important for a Horne family member to be actively engaged in the oversight of Watts, including by serving on our Board of Directors. Through Mr. Noonan's participation on the Board, the Horne family's long-term perspective is considered in all Board decisions. Having a Horne family member on the Board serves as an effective link between the Board and the controlling Horne family stockholders. Board service also provides the controlling Horne family stockholders with an active means by which to oversee their investment.

Corporate Governance Guidelines

        Our Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board's policies on governance issues. The Corporate Governance Guidelines are posted in the "Investors" section of our website at http://www.wattswater.com.

Executive Sessions

        In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session at least quarterly. The Chairperson of the Board or, in his or her absence, a director chosen by the non-management directors in attendance, presides at such meetings.

Communications with the Board

        Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, individual directors or non-management or independent directors as a group. All correspondence will be forwarded to the intended recipient(s).

Annual Meeting Attendance

        Directors are encouraged to attend our annual meetings of stockholders. Nine of our directors attended the 2017 Annual Meeting either in person or by telephone conference call.

Committees of the Board

        Our Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee is composed solely of directors determined by the Board to be independent under the applicable NYSE rules. The Board has adopted a written charter for each standing committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee in the "Investors" section of our website at http://www.wattswater.com. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit Committee

The Board has made a determination that each of the members of the Audit Committee satisfies the independence requirements of the NYSE as well as Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the Board has determined that each of Messrs. Dunbar and Reitmeier and Ms. Raines is an "audit committee financial expert," as defined by SEC rules. During 2017, the Audit Committee held eight meetings. Our Audit Committee assists the Board in, among other things:

➤

its oversight of the integrity of our financial statements;

➤

our compliance with legal and regulatory requirements;

➤

assessing the qualifications, independence and performance of our independent registered public accounting firm; and

➤

the performance of our internal audit function.

The Audit Committee's responsibilities also include:

➤

the appointment and evaluation of our independent registered public accounting firm;

➤

the oversight of our systems of internal accounting and financial controls;

➤

the review of management's assessment and management of risk;

➤

the review of the annual independent audit of our financial statements;

➤

the review of our Code of Business Conduct;

➤

the establishment of "whistle-blowing" procedures; and

➤

the oversight of other compliance matters.

COMMITTEE MEMBERS Merilee Raines, Chairperson David A. Dunbar Joseph W. Reitmeier

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of stockholders. The Nominating and Corporate Governance Committee is also responsible for periodically reviewing our Corporate Governance Guidelines and recommending any changes thereto, overseeing the evaluation of the Board, and approving related person transactions. During 2017, the Nominating and Corporate Governance Committee held four meetings.

COMMITTEE MEMBERS Robert L. Ayers, Chairperson Christopher L. Conway David A. Dunbar Louise K. Goeser Jes Munk Hansen W. Craig Kissel Merilee Raines Joseph W. Reitmeier

Compensation Committee

Our Compensation Committee is responsible for shaping the principles, strategies and compensation philosophy that guide the design and implementation of our employee compensation programs and arrangements. Its primary responsibilities are to:

➤

evaluate the performance of our Chief Executive Officer and, either as a committee or together with the independent members of our Board of Directors, determine the compensation of our Chief Executive Officer;

➤

review and approve the compensation of our other executive officers;

➤

approve annual performance bonus targets and objectives and the annual bonus amounts paid to our executive officers under our Executive Incentive Bonus Plan;

➤

administer our stock incentive plans and approve all stock awards granted to our executive officers under our 2004 Stock Incentive Plan and the participants in our Management Stock Purchase Plan;

➤

review and submit recommendations to our Board of Directors on compensation for non-employee directors;

➤

review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement; and

➤

monitor our policies and practices for the development and succession of senior management.

COMMITTEE MEMBERS Christopher L. Conway, Chairperson Robert L. Ayers Jes Munk Hansen

        The Compensation Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary in order to perform its duties and responsibilities. During 2017, the Compensation Committee held six meetings. The Chairperson of the Compensation Committee works with management to establish the agenda for each meeting. Compensation Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee as well as materials that members of the Compensation Committee request. The Compensation Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members when the Compensation Committee deems it appropriate to do so in order to carry out its responsibilities.

        The Compensation Committee is authorized under its charter to retain consultants to assist it in the evaluation of executive compensation and to approve the fees and other retention terms for its consultants. The Compensation Committee has retained Pearl Meyer & Partners, LLC as a compensation consultant to review our compensation programs and provide advice to the Compensation Committee with respect to executive compensation. Pearl Meyer does not provide any other services to us. The Compensation Committee has assessed the independence of Pearl Meyer and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in the NYSE listing standards and SEC rules. Based on that assessment, the Compensation Committee believes that Pearl Meyer is independent and that its work does not raise any conflicts of interest. As appropriate, the Compensation Committee also looks to our human resources department to support the Compensation Committee in its work and to provide necessary information. In addition, the Compensation Committee also considers the recommendations of our Chief Executive Officer when approving the compensation of our executive officers other than the Chief Executive Officer.

        In February 2018, the Compensation Committee conducted a review and assessment of risk as it relates to our compensation policies and practices and determined that our compensation policies and practices do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on our business.

Director Candidates

        The Nominating and Corporate Governance Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to our Corporate Secretary at our principal executive offices and marked to the attention of the Nominating and Corporate Governance Committee. Recommendations must be in writing and must contain the information set forth in Section IV.C of the Nominating and Corporate Governance Committee charter, which is available in the Investors section of our website at http://www.wattswater.com, or on written request to our corporate Secretary at our principal executive offices.

        In addition to considering candidates suggested by stockholders, the Nominating and Corporate Governance Committee may consider potential candidates suggested by current directors, Company officers, employees, third-party search firms and others. The Nominating and Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Nominating and Corporate Governance Committee's review is typically based on any written materials provided with respect to the potential candidate. The Nominating and Corporate Governance Committee determines whether the candidate meets our minimum qualifications and possesses specific qualities and skills for directors and whether requesting additional information or an initial screening interview is appropriate.

        Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures described later in this proxy statement under "Stockholder Proposals".

        In 2017, the Board engaged a third-party search firm to conduct a search for director candidates. After an extensive screening and interviewing process, the Board appointed Louise K. Goeser to the Board on March 12, 2018. Ms. Goeser is standing for election by our stockholders as a member of our Board of Directors for the first time at the 2018 Annual Meeting.

Criteria and Diversity

        We believe that our Board should be composed of directors who, as a group, have the experience and skills that are collectively required to make informed Board decisions and provide effective Board oversight. The composite skills of the Board members and the ability and willingness of individual Board members to complement each other and to rely on each other's knowledge and expertise should produce informed Board members who are not afraid to disagree and who can intelligently assess management's performance and evaluate our strategic direction. In considering whether to recommend any candidate for nomination to the Board, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee must be satisfied that the recommended nominee has, at a minimum:

  •
  the highest personal and professional integrity;

  •
  sound business and strategic judgment;

  •
  the ability to devote sufficient time and energy to the Board; and

  •
  the ability and will to challenge management while refraining from assuming management's role.

The Nominating and Corporate Governance Committee also considers experience in our industry or markets, international business experience, experience serving on the boards of public companies, experience acquiring companies and diversity of background and experience to be favorable characteristics in evaluating recommended nominees. In addition, the nominee must not serve on more than two public company boards in addition to our Board.

        Our Corporate Governance Guidelines and our Nominating and Corporate Governance Committee charter specify that the Nominating and Corporate Governance Committee and the Board understand the importance of diversity among members of the Board to our long-term success. Diversity encompasses a wide range of individual characteristics and experiences, including such things as gender, age, race, sexual orientation, national origin, religion, political affiliation, marital status, disability, and geographic background. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the members of the Board, considered as a group, should provide an appropriate mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Compensation Committee Interlocks and Insider Participation

        During 2017, Robert L. Ayers, Richard J. Cathcart, Christopher L. Conway, and Jes Munk Hansen served as members of the Compensation Committee of our Board of Directors. None of the directors who served as members of the Compensation Committee during 2017 is or has been an executive officer or employee of Watts.

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Restrictions on Hedging, Pledging and Other Transactions

        We prohibit all hedging transactions and short sales involving our securities by all employees and directors under our Insider Trading Compliance Policy. We also prohibit all employees and directors from purchasing our securities on margin or holding any of our securities in margin accounts. In addition, no employee or director may pledge any of our securities as collateral for a loan. Finally, all employees and directors are prohibited from engaging in transactions in puts, calls or other derivative securities involving our securities.

Policies and Procedures for Related Person Transactions

        Our Board has adopted a written Related Person Transaction Policy, which requires the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board's Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairperson of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

  •
  the related person's interest in the related person transaction, regardless of the amount of any profit or loss;

  •
  the approximate dollar value involved in the related person transaction;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other material information regarding the related person transaction or the related person.

        The Nominating and Corporate Governance Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Nominating and Corporate Governance Committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the annual consolidated gross revenues of Watts; and

  •
  a transaction that is specifically contemplated by provisions of our charter or by-laws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our class A and class B common stock by:

  •
  each person or entity known by us to own beneficially more than 5% of either class of our common stock;

  •
  each of our directors and director nominees;

  •
  each of the executive officers named in the Summary Compensation Table; and

  •
  all of our current directors and executive officers as a group.

        Unless otherwise indicated in the footnotes, the information in the following table is provided as of February 28, 2018. In accordance with SEC rules, we have included in the number of shares beneficially owned by each stockholder all shares over which such stockholder has sole or shared voting or investment power, and we have included all shares that the stockholder has the right to acquire within 60 days after February 28, 2018 through the exercise of stock options or any other right. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of determining the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days after February 28, 2018 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of determining the percentages for any other stockholder.

			Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Number		Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Voting Power

5% Stockholders
Timothy P. Horne	6,329,290	(3)(4)	18.6	99.2	69.1
Walter J. Flowers	1,894,710	(5)	6.4	29.7	0
Daniel W. Horne	1,666,970	(6)	5.7	26.1	0
Deborah Horne	1,666,970	(6)	5.7	26.1	0
Peter W. Horne	1,580,770	(7)	5.4	24.2	*
BlackRock, Inc.	3,978,819	(8)	14.3	0	4.4
The Vanguard Group	2,620,890	(9)	9.4	0	2.9
Gabelli Funds, LLC, et al.	1,858,429	(10)	6.7	0	2.0
Directors and Executive Officers
Robert L. Ayers	25,099	(11)	*	0	*
Christopher L. Conway	5,134	(12)	*	0	*
David A. Dunbar	1,984		*	0	*
Louise K. Goeser	0		*	0	*
Jes Munk Hansen	1,984		*	0	*
W. Craig Kissel	12,193		*	0	*
Kenneth R. Lepage	57,990	(13)	*	0	*
Elie Melhem	38,669	(14)	*	0	*
Munish Nanda	23,354	(15)	*	0	*
Joseph T. Noonan	7,231	(16)	*	0	*
Robert J. Pagano, Jr.	73,695	(17)	*	0	*
Merilee Raines	13,398	(18)	*	0	*
Joseph W. Reitmeier	3,872	(19)	*	0	*
Todd A. Trapp	18,573	(20)	*	0	*
All current executive officers and directors (15 persons)	290,853	(21)	1.1	0	*

*
Represents less than 1%

(1)
The address of each stockholder in the table is c/o Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, Massachusetts 01845, except that the address of (i) BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055, (ii) The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355, and (iii) Gabelli Funds, LLC et al. is One Corporate Center, Rye, New York 10580.

(2)
The number of shares and percentages were determined as of February 28, 2018 in accordance with Rule 13d-3 of the Exchange Act. At that date, a total of 34,137,559 shares were outstanding, of which 27,758,269 were shares of class A common stock and 6,379,290 were shares of class B common stock. Each share of class A common stock is entitled to one vote and each share of class B common stock is entitled to ten votes. Each share of class B common stock is convertible into one share of class A common stock at any time. A holder of shares of class B common stock is deemed to beneficially own the shares of class A common stock into which the class B shares are convertible. Shares of class A common stock are not convertible. The table's voting percentage reflects the applicable beneficial owner's one vote per share of class A common stock plus ten votes per share of class B common stock, if any, divided by the total number of possible votes.

(3)
Consists of (i) 1,250,000 shares of class B common stock held by Timothy P. Horne (for purposes of this footnote 3, "Mr. Horne"), (ii) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Daniel W. Horne, Mr. Horne's brother, for which Walter J. Flowers and Daniel W. Horne serve as co-trustees, (iii) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Deborah Horne, Mr. Horne's sister, for which Mr. Horne serves as sole trustee, (iv) 1,495,010 shares of class B common stock held by a revocable trust for the benefit of Peter W. Horne, Mr. Horne's brother, for which Peter W. Horne serves as sole trustee, (v) 22,600 shares of class B common stock held for the benefit of Tiffany Horne Noonan, Mr. Horne's daughter, under an irrevocable trust for which Mr. Horne serves as trustee, (vi) 130,115 shares of class B common stock held by a revocable trust for the benefit of Tiffany Horne Noonan, for which Walter J. Flowers serves as sole trustee, (vii) 55,000 shares of class B common stock held for the benefit of Tara V. Horne, Mr. Horne's daughter, under an irrevocable trust for which Walter J. Flowers and Mr. Horne serve as co-trustees, (viii) 40,000 shares of class B common stock held by a trust for the benefit of Tiffany Horne Noonan, for which Walter J. Flowers and Mr. Horne serve as co-trustees, (ix) 1,050 shares of class B common stock held by a trust for the benefit of Keira R. Noonan, Mr. Horne's granddaughter, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, (x) 1,050 shares of class B common stock held by a trust for the benefit of Tessa R. Noonan, Mr. Horne's granddaughter, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, and (xi) 525 shares of class B common stock held by a trust for the benefit of Liv R. Noonan, Mr. Horne's granddaughter, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees. All of the shares of class B common stock noted in clauses (i) through (xi) (6,329,290 shares of class B common stock in the aggregate) are subject to The Amended and Restated George B. Horne Voting Trust Agreement—1997 ("1997 Voting Trust") for which Mr. Horne serves as trustee (see footnote 4 for a description of the 1997 Voting Trust). Mr. Horne has sole power to vote or direct the vote of all of such shares, sole power to dispose or to direct the disposition of 1,272,600 of the shares, and shared power to dispose or to direct the disposition of 5,056,690 of the shares.

(4)
6,329,290 shares of class B common stock in the aggregate (see footnote 3) are subject to the terms of the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee's right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the "Determination Power"). In the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Walter J. Flowers (the "Successor Trustee"), shall thereupon become trustee of the 1997 Voting Trust. If the Successor Trustee shall cease to serve as such for any reason, then a third person shall become the Successor Trustee, in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, an individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. The 1997 Voting Trust expires on August 26, 2021, subject to extension on or after August 26, 2019 by stockholders (including the trustee of any trust stockholder, whether or not such trust is then in existence) who deposited shares of class B common stock in the 1997 Voting Trust and are then living or, in the case of shares in the 1997 Voting Trust the original depositor of which (or the trustee of the original depositor of which) is not then living, the holders of voting trust certificates representing such shares. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. Amendments to the extension, termination and amendment provisions of the 1997 Voting Trust require the approval of each individual depositor. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to restrictions on transfer applicable to the stock that they represent. Timothy P. Horne holds 19.8% of the total beneficial interest in the 1997 Voting Trust (the "Beneficial Interest") individually, 26.3% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Daniel W. Horne are subject, 26.3% of the Beneficial Interest as trustee of a revocable trust for the benefit of Deborah Horne, 23.6% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Peter W. Horne are subject, 0.4% of the Beneficial Interest as trustee of an irrevocable trust for the benefit of Tiffany Horne Noonan, 2.1% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Tiffany Horne Noonan are subject, 0.9% of the Beneficial Interest as co-trustee of a trust for the benefit of Tara V. Horne, 0.6% of the Beneficial Interest as co-trustee of a trust for the benefit of Tiffany Horne Noonan, 0.02% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Keira R. Noonan are subject, 0.02% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Tessa R. Noonan are subject, and 0.01% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Liv R. Noonan are subject (representing an aggregate of 100% of the Beneficial Interest).

(5)
Consists of (i) 1,666,970 shares of class B common stock held in a revocable trust for the benefit of Daniel W. Horne for which Daniel W. Horne and Mr. Flowers serve as co-trustees, (ii) 130,115 shares of class B common stock held in a revocable trust for the benefit of Tiffany Horne Noonan for which Mr. Flowers serves as the sole trustee, (iii) 55,000 shares of class B common stock held in a trust for the benefit of Tara V. Horne for which Mr. Flowers and Timothy P. Horne serve as co-trustees, (iv) 40,000 shares of class B common stock held in a trust for the benefit of Tiffany Horne Noonan for which Mr. Flowers and Timothy P. Horne serve as co-trustees, (v) 1,050 shares of class B common stock held by a trust for the benefit of Keira R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, (vi) 1,050 shares of class B common stock held by a trust for the benefit of Tessa R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, and (vii) 525 shares of class B common stock held by a trust for the benefit of Liv R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees. All of the shares of class B common stock noted in clauses (i) through (vii) (1,894,710 in the aggregate) are subject to the 1997 Voting Trust for which Timothy P. Horne serves as sole trustee (see footnote 4 for a description of the 1997 Voting Trust). Mr. Flowers has no power to vote or direct the vote of the shares and has shared power to dispose or direct the disposition of all of the shares. Mr. Flowers disclaims beneficial ownership of all such shares.

(6)
All of the shares are class B common stock and are held in revocable trusts. All of the shares are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust). The holders have no power to vote or direct the vote of the shares and have shared power to dispose or direct the disposition of the shares.

(7)
Consists of 35,760 shares of class A common stock and 1,545,010 shares of class B common stock, which are held in a revocable trust. 1,495,010 of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust). Peter W. Horne has sole power to vote or direct the vote of and sole power to dispose or direct the disposition of the 85,760 shares that are not subject to the 1997 Voting Trust. Peter W. Horne has no power to vote or direct the vote, and shared power to dispose or direct the disposition of, the 1,495,010 shares that are subject to the 1997 Voting Trust.

(8)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on January 19, 2018, reporting ownership of shares of class A common stock. BlackRock, Inc. has sole voting power with respect to 3,902,753 of the shares and sole dispositive power with respect to all of the shares.

(9)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 9, 2018, reporting ownership of shares of class A common stock. The Vanguard Group has sole voting power with respect to 43,870 of the shares, shared voting power with respect to 3,729 of the shares, sole dispositive power with respect to 2,575,294 of the shares and shared dispositive power with respect to 45,596 of the shares.

(10)
The amount shown and the following information are based solely on a Schedule 13D/A filed with the SEC on November 24, 2017 by Gabelli Funds, LLC and GAMCO Asset Management Inc. (collectively, for purposes of this footnote 10, the "Funds") reporting their aggregate holdings of shares of class A common stock. Mario J. Gabelli directly and indirectly controls the entities filing the Schedule 13D/A, which entities are primarily investment advisors to various institutional and individual clients, including registered investment companies and pension plans, and as general partner of various private investment partnerships. Certain of these entities may also make investments for their own accounts. Gabelli Funds, LLC has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 553,000 of the shares. GAMCO Asset Management Inc. has sole power to vote or direct the vote of 1,231,129 of the shares and sole power to dispose or to direct the disposition of 1,305,429 of the shares. Mario Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the entities filing the Schedule 13D/A.

(11)
Consists of 12,101 shares of class A common stock held by Mr. Ayers and 12,998 shares of class A common stock the receipt of which Mr. Ayers has deferred under our non-employee director stock deferral program.

(12)
Consists of 3,565 shares of class A common stock held by Mr. Conway and 1,569 shares of class A common stock the receipt of which Mr. Conway has deferred under our non-employee director stock deferral program.

(13)
Consists of 26,852 shares of class A common stock held by Mr. Lepage, 21,677 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 28, 2018, and 9,461 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(14)
Consists of 4,718 shares of class A common stock held by Mr. Melhem, 17,917 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 28, 2018, and 16,034 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(15)
Consists of 11,710 shares of class A common stock held by Mr. Nanda and 11,644 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(16)
Consists of 3,406 shares of class A common stock held by Mr. Noonan, 1,200 shares of class A common stock owned by Mr. Noonan's daughters through custodial accounts for which Mr. Noonan serves as custodian, and an aggregate of 2,625 shares of class B common stock held in trusts for the benefit of Mr. Noonan's daughters for which Mr. Noonan serves as co-trustee and over which Mr. Noonan shares dispositive power. Mr. Noonan's wife is the beneficiary of trusts holding an aggregate of 192,715 shares of class B common stock, but neither she nor Mr. Noonan have sole or shared voting or investment control over any of the shares.

(17)
Consists of 33,246 shares of class A common stock held by Mr. Pagano and 40,449 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(18)
Consists of 11,829 shares of class A common stock held by Ms. Raines and 1,569 shares of class A common stock the receipt of which Ms. Raines has deferred under our non-employee director stock deferral program.

(19)
Consists of 2,303 shares of class A common stock held by Mr. Reitmeier and 1,569 shares of class A common stock the receipt of which Mr. Reitmeier has deferred under our non-employee director stock deferral program.

(20)
Consists of 7,629 shares of class A common stock held by Mr. Trapp and 10,944 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(21)
Consists of 136,062 shares of class A common stock held by our current executive officers and directors, 39,594 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 28, 2018, 17,705 shares of class A common stock the receipt of which have been deferred under our non-employee director stock deferral program, 94,867 shares of class A common stock issued as restricted stock awards under our 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares, and 2,625 shares of class B common stock.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Programs

        The following Compensation Discussion and Analysis describes the material elements of our fiscal year 2017 compensation program and compensation paid thereunder. Most of the discussion relates to our "named executive officers" for fiscal year 2017, who were:

Robert J. Pagano, Jr.	Chief Executive Officer & President
Todd A. Trapp	Chief Financial Officer
Munish Nanda	President, Americas & Europe
Elie A. Melhem	President, Asia-Pacific, the Middle East & Africa
Kenneth R. Lepage	General Counsel, Executive Vice President & Secretary

The Compensation Committee makes decisions for the total direct compensation of the named executive officers based on the factors described below. The Compensation Committee consists solely of independent, non-employee directors.

Executive Summary

Company Performance

        In 2017, Watts successfully executed on its operational and financial commitments. We delivered record financial performances and completed our planned transformation efforts in the Americas and Europe. We opened or upgraded customer learning centers in multiple sites across the world, expanding the program well beyond our corporate headquarters. We standardized our training tools and added online e-learning courses to complement our learning centers. In North America alone in 2017, we trained over 12,000 people in-person and online. We completed the second and final phase of our Americas transformation in 2017, which addressed our infrastructure requirements to support a streamlined product portfolio. Geographically, we expanded our presence in South Korea and Latin America, and we introduced new products across several of our platforms in support of our global growth initiatives.

        Our consolidated sales for 2017 were $1.46 billion, up 4%, or $58 million, compared to 2016, driven primarily by our strategic acquisition of PVI Industries and organic growth in the Americas and Europe. We delivered strong financial performance on a U.S. GAAP basis and we achieved record adjusted operating margin and adjusted earnings per share for full-year 2017. We also generated strong free cash flow as compared to 2016, while continuing to invest in capital spending to upgrade our manufacturing facilities and to improve our information systems. We saw our stock price hit an all-time high in 2017 following our strong operating and financial performance.

Alignment of Pay with Performance

        A substantial portion of each executive's compensation opportunity is performance-based or aligned with stockholder value creation over time in the form of equity grants. Set forth below for our Chief Executive Officer, and separately for the other named executive officers, are charts illustrating the percentage of total target compensation corresponding to base salaries, annual incentives and long-term incentives.

Total Direct Compensation Opportunity—Chief Executive Officer(1)

Fixed vs. Variable Compensation	Fixed 25% (Base Salary)	Variable 75% (Target Annual Incentive + Long-Term Incentive Value)(2)
Short-Term vs. Long-Term Compensation	Short-Term 40% (Base Salary + Target Annual Incentive)	Long-Term 60% (Long-Term Incentive Value)(2)
Cash vs. Equity Compensation	Cash 40% (Base Salary + Target Annual Incentive)	Equity-Based 60% (Long-Term Incentive Value)(2)

(1)
Total direct compensation opportunity does not include perquisites or other executive benefits, including retirement and severance benefits, or the value of the discount attributable to the purchase price for restricted stock units under our Management Stock Purchase Plan.

(2)
Long-Term Incentive Value consists of Mr. Pagano's annual grants of performance stock unit awards and restricted stock awards.

Total Direct Compensation Opportunity—Other Named Executive Officers(1) (Average allocation for the Named Executive Officers other than the Chief Executive Officer)

Fixed vs. Variable Compensation	Fixed 32% (Base Salary)	Variable 68% (Target Annual Incentive + Long-Term Incentive Value)(2)
Short-Term vs. Long-Term Compensation	Short-Term 51% (Base Salary + Target Annual Incentive)	Long-Term 49% (Long-Term Incentive Value)(2)
Cash vs. Equity Compensation	Cash 51% (Base Salary + Target Annual Incentive)	Equity-Based 49% (Long-Term Incentive Value)(2)

(1)
Other Named Executive Officers include Messrs. Trapp, Nanda, Melhem and Lepage. Total direct compensation opportunity does not include perquisites or other executive benefits, including retirement and severance benefits, or the value of the discount attributable to the purchase price for restricted stock units under our Management Stock Purchase Plan.

(2)
Long-Term Incentive value consists of annual grants of performance stock unit awards and restricted stock awards.

        Other compensation decisions in 2017 reflected our compensation philosophy, as set forth in more detail below. Each of our named executive officers received base salary increases in 2017, reflecting a consideration of individual and Company performance as well as competitive position relative to market, among other factors.

Other Practices and Policies to Promote Effective Compensation Governance

        Examples of practices and policies that the Committee has implemented to ensure effective governance of compensation plans include:

  •
  Our executives are subject to robust stock ownership guidelines.

  •
  Our executives are subject to a compensation recovery policy, or "claw back" policy, under which they may be required to repay unearned compensation in the event of a financial restatement due to fraud or misconduct.

  •
  The Compensation Committee has the authority to hire independent counsel and other advisors.

  •
  The Compensation Committee has conducted a review and assessment of risk as it relates to our compensation policies and practices.

  •
  Our Insider Trading Compliance Policy prohibits hedging and short sale transactions, and no employee or director may pledge Company securities as collateral.

  •
  None of our executive officers has an employment agreement with us.

  •
  We do not provide excise tax gross-ups under any of our change in control severance arrangements.

  •
  We hold an annual shareholder say-on-pay advisory vote.

Say on Pay and Say on Frequency

        We submitted our executive compensation program to an advisory vote of our stockholders at our 2017 Annual Meeting and it received the support of 97% of the total votes cast on the proposal. Our Board of Directors viewed the results of the 2017 advisory vote as broad stockholder support for our executive compensation program and did not make any changes to our executive compensation program or policies as a result of the advisory vote. The Compensation Committee will, in consultation with its independent compensation consultant, consider changes to our compensation programs as appropriate in response to evolving factors such as the business environment and competition for talent. In considering changes to our compensation programs and policies, the Compensation Committee may seek additional input from stockholders with respect to our executive compensation policies and decisions.

        At our 2017 Annual Meeting of Shareholders, our shareholders strongly supported a frequency of "every year" for holding future advisory votes to approve the compensation of our named executive officers, consistent with the recommendation of our Board. As a result, our Board decided to hold annual "Say on Pay" votes, and we are presenting a proposal to our shareholders to approve on an advisory basis the compensation of our named executive officers as disclosed in this proxy statement. See Proposal 2 of this proxy statement.

Compensation Philosophy

        Our executive compensation philosophy, as adopted by the Compensation Committee of our Board of Directors, is to provide compensation programs that attract, retain and motivate our key executives who are critical to our long-term success. We implement this philosophy through the following principles:

  •
  Positioning total direct compensation and each component of compensation at approximately the median of our peer companies, which are industry and size relevant and which are identified by a rules-based selection process. Some variation in competitive positioning by executive is expected to account for factors such as relevant business experience, individual performance and criticality of role.

  •
  Rewarding achievement relative to short-term goals that we believe will drive long-term stockholder value creation.

  •
  Aligning long-term pay outcomes with stockholder value creation over time. This necessitates tying a significant portion of each executive's compensation to Company and individual performance, placing that compensation at risk.

        The following key elements are used to compensate our executives:

  •
  Base salaries, representing the only fixed element of total direct compensation.

  •
  Annual incentives, currently consisting of a performance-based bonus under the Executive Incentive Bonus Plan, which reward achievement relative to Company goals, both financial and strategic in nature.

  •
  Long-term incentives, currently consisting of performance stock units and restricted stock awards, which link pay outcomes to long-term stockholder value creation. Executive officers may also purchase restricted stock units under our Management Stock Purchase Plan, providing additional alignment with stockholder value creation.

In addition, we provide our executive officers with other employee benefits and limited perquisites, which are primarily intended to maintain our competitive position for attracting and retaining executive talent. However, in general, the Compensation Committee strives to mitigate the use of these non-performance based forms of compensation without jeopardizing our ability to offer a compensation program that will attract and retain executives in a competitive market.

Benchmarking

        Benchmarking is one factor, among many, that we rely on in establishing our compensation levels and program design. We use information regarding pay practices at other comparable companies in two respects. First, we use benchmarking information to evaluate whether our compensation practices are competitive in the marketplace in which we compete for executive talent. Second, we use marketplace information as one factor in assessing the reasonableness of our executive compensation.

        During 2017, the Compensation Committee used an executive compensation peer group consisting of the following companies:

Actuant Corporation Altra Industrial Motion Corporation A.O. Smith Corporation Barnes Group Inc. CIRCOR International, Inc.	Crane Co. EnPro Industries, Inc. Franklin Electric Co., Inc. Graco Inc. IDEX Corporation	Itron, Inc. ITT Corporation Mueller Industries, Inc. Mueller Water Products, Inc. Woodward, Inc.

        In May 2017, the Compensation Committee requested Pearl Meyer to perform a comprehensive review of our executive compensation peer group. Pearl Meyer used a rules-based process to evaluate the Company's existing executive compensation peer group and to identify proposed changes to the peer group based on the similarity to Watts of the amount of their annual revenues, market capitalization and number of employees as well as the similarity of their industry, business models, scope of international operations, industrial classification codes, customers and analyst coverage, while attempting to minimize year-over-year changes in order to foster consistency in the benchmarking approach. Based on its review, Pearl Meyer recommended removing CLARCOR Inc. from the peer group for 2017 due to its acquisition by the Parker Hannifin Corporation. The Compensation Committee accepted Pearl Meyer's recommendation and removed CLARCOR Inc. from the peer group. At the time of review, the executive compensation peer group had median trailing twelve months annual revenue of approximately $1.4 billion, consistent with our own revenue of approximately $1.4 billion for the same period. At the time of review, this peer group also had median market capitalization of $2.95 billion, as compared to our market capitalization of approximately $2.1 billion.

Elements of Compensation

        The following describes each of the elements of our compensation program for 2017.

Base Salary

        We provide each of our executive officers with a fixed salary that provides a secure base of compensation in an amount that recognizes each officer's role and responsibilities as well as experience, performance and contributions. The Compensation Committee considers base salary increases for our executive officers annually. The amount of any increase is based primarily on the executive officer's performance, level of responsibilities, leadership, experience, employee retention and internal pay equity considerations and the external competitiveness of the officer's base salary and overall total compensation. The Compensation Committee typically meets with the Chief Executive Officer annually to review proposed adjustments in the base salary amounts for our executive officers other than our Chief Executive Officer and in such review discusses each officer's performance evaluation. The Compensation Committee also typically reviews the proposed adjustment in base salary and the performance of our Chief Executive Officer with the other independent members of the Board of Directors and conducts a separate discussion with our Chief Executive Officer regarding his performance. As part of its review, the Compensation Committee receives and discusses tally sheets setting forth the total compensation of our executive officers, including base salary, bonus potential, equity awards, retirement benefits, perquisites and other compensation, and information regarding the competitiveness of our compensation programs relative to companies in our benchmarking peer group and other industry survey data. Based on this review, in February 2017 the Compensation Committee approved a 4.0% increase in base salary for each of Messrs. Nanda, Melhem and Lepage and a 7.9% increase for Mr. Trapp. The Compensation Committee determined that the increase in Mr. Nanda's base salary was based on his strong leadership of our transformation efforts and European operations; Mr. Melhem's base salary increase was warranted given his excellent performance in managing our Asia-Pacific, Middle East and Africa business; Mr. Trapp's increase was based on his strong leadership in the finance function and to move him closer to the market rate of pay for chief financial officers in our peer group; and the increase in Mr. Lepage's base salary was based on his strong performance in leading the global legal function.

        In February 2017, the Compensation Committee conducted a separate review of our Chief Executive Officer's performance and base salary in conjunction with the other independent members of the Board. The independent members of the Board reviewed Mr. Pagano's performance against his established goals for 2016 and input from Pearl Meyer with respect to the competitiveness of Mr. Pagano's base salary relative to the Company's executive compensation peer group. Based on this review and the Board's assessment that Mr. Pagano had done an exceptional job in addressing the Company's business needs and executing on a global growth initiative, in addition to achieving substantially all of his other goals, the Compensation Committee approved an 8.4% increase in Mr. Pagano's base salary from $775,000 to $840,000.

Annual Incentives

        Under the Executive Incentive Bonus Plan, each of our executive officers is eligible for an annual cash bonus. We offer our executives an opportunity to earn a bonus in order to focus our executives on execution against specific financial and strategic goals and reward performance based on achievement of such goals. For each of our executive officers, the Compensation Committee sets a target bonus amount expressed as a percentage of base salary. The Compensation Committee determines the target bonus amount for each executive officer based on a variety of factors, including competitive conditions for the executive officer's position within our executive compensation peer group and in the broader employment market, length of employment, level of responsibility and experience, input from Pearl Meyer, and, in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. In February 2017, the Chief Executive Officer recommended, and the Compensation Committee approved, increasing Mr. Trapp's target bonus percentage from 60% to 65%, to better align his bonus opportunity with that of other chief financial officers in our peer group. The 2017 target bonus amounts for our named executive officers were set as follows:

	Target as a Percent of Salary	Target in Dollars

Robert J. Pagano, Jr.	100%	$840,000
Todd A. Trapp	65%	$291,850
Munish Nanda	60%	$287,040
Elie A. Melhem	55%	$220,220
Kenneth R. Lepage	60%	$228,000

        The actual bonus payout for each named executive officer depends on the level of performance achieved with respect to various performance objectives. The relationship between the level of performance achieved and overall bonus payout for each performance objective is as follows, with bonus payout levels interpolated for performance between Threshold and Target and between Target and Maximum:

Performance Level	Bonus Payout as a % of Target

Maximum	200%
Target	100%
Threshold	50%
Below Threshold	0%

        Corporate performance objectives under our Executive Incentive Bonus Plan are established by the end of the first quarter of each fiscal year by our Compensation Committee after consultation with our Chief Executive Officer. For 2017, the objectives for our named executive officers under the Executive Incentive Bonus Plan consisted of sales objectives, net income and operating earnings objectives, free cash flow objectives and an individual performance objective. Free cash flow represents the amount of cash generated by operations during the year less net capital expenditures. For the individual performance objectives, each executive officer established several personal or team goals related to Company initiatives or segment initiatives that were aligned with the strategy of the business and the goals of our Chief Executive Officer. For 2017, the primary focus areas that were established at the start of the performance period were driving growth in the Americas and in Asia-Pacific, the Middle East and Africa, launching global product innovation initiatives, driving productivity savings and other key strategic initiatives.

        In setting our 2017 financial performance targets, the Compensation Committee determined that the targets and results should exclude the effect of unbudgeted restructuring, acquisitions, dispositions, foreign exchange, impairments, discontinued operations, legal settlements, employee separation costs, product liability charges, retroactive tax law changes, environmental remediation, adjustments for undifferentiated products, and one-time costs relating to the consolidation of manufacturing facilities and distribution centers. However, the Compensation Committee reviews all excluded items each year and may exercise its discretion to reduce bonus payouts to reflect the impact of any excluded item.

        Our bonus objectives are intended to align the interests of our management team with the interests of our stockholders. We believe that the capital markets evaluate companies in our industry based primarily on their ability to grow their businesses profitably while maintaining adequate returns on their invested capital. Our bonus objectives provide an incentive to management to maintain a balanced approach to growth, with appropriate emphasis on revenues, profitability, cash flow and execution of strategic initiatives. If we are successful in meeting or exceeding our goals under these objectives, we believe that this will lead to the creation of additional value for our stockholders.

        The Compensation Committee, in consultation with our Chief Executive Officer, determined the relative weight to be assigned to each objective for 2017. For 2017, the financial objectives for Messrs. Pagano, Trapp and Lepage were based entirely on the performance of our Company as a whole. Mr. Nanda was also assigned to the overall Company performance plan for 2017 due to the significant impact of our Americas and European segments on the overall results of the Company. Since the responsibilities of Mr. Melhem were substantially tied to our Asia-Pacific, Middle East and Africa business segment, most of his bonus achievement was based on his segment performance. The following table shows the weighting assigned to each named executive officer for each performance objective:

Named Executive Officer	Consolidated Sales	Consolidated Net Income	Consolidated Free Cash Flow	Segment Trade Sales	Segment Operating Earnings	Segment Free Cash Flow	Individual Component

Robert J. Pagano, Jr.	25.0%	40.0%	25.0%	—	—	—	10.0%
Todd A. Trapp	25.0%	40.0%	25.0%	—	—	—	10.0%
Munish Nanda	25.0%	40.0%	25.0%	—	—	—	10.0%
Elie A. Melhem	6.0%	12.0%	9.0%	19.0%	28.0%	16.0%	10.0%
Kenneth R. Lepage	25.0%	40.0%	25.0%	—	—	—	10.0%

For 2017, the Compensation Committee balanced the emphasis of the consolidated sales and operating earnings measures because it wanted management to emphasize growing the business profitably while maintaining its focus on encouraging productivity, cost containment and cash generation.

Our results for 2017 as determined under our Executive Incentive Bonus Plan with respect to each financial performance measure for our Company as a whole and our Asia-Pacific, Middle East and Africa ("APMEA") businesses are set forth in the following table:

	Financial Performance Targets (in millions)
					% of Bonus Objective Achieved
				2017 Results (in millions)
Financial Performance Measures	50%	100%	200%

Consolidated Sales	$1,329.3	$1,476.9	$1,624.6	$1,456.6	93.1%
Consolidated Net Income	$91.8	$101.9	$112.1	$106.7	147.1%
Consolidated Free Cash Flow	$85.1	$100.1	$120.2	$129.1	200.0%
APMEA Trade Sales	¥465.6	¥517.3	¥569.0	¥435.5	0.0%
APMEA Operating Earnings	¥56.2	¥62.4	¥68.7	¥50.0	0.0%
APMEA Free Cash Flow	¥48.0	¥56.4	¥67.7	¥62.6	154.9%

        Based on these results, the weighted achievement of the financial performance metrics for 2017 by each of our named executive officers was as follows:

Named Executive Officer	Financial Performance Measure	Weighting	2017 Achievement	Weighted 2017 Achievement

Robert J. Pagano, Jr.	Consolidated Sales	25.0%	93.1%	23.3%
Todd A. Trapp	Consolidated Net Income	40.0%	147.1%	58.8%
Kenneth R. Lepage	Consolidated Free Cash Flow	25.0%	200.0%	50.0%
Munish Nanda

		90%		132.1%
Elie A. Melhem	Consolidated Sales	6.0%	93.1%	5.6%
	Consolidated Net Income	12.0%	147.1%	17.7%
	Consolidated Free Cash Flow	9.0%	200.0%	18.0%
	APMEA Trade Sales	19.0%	0.0%	0.0%
	APMEA Operating Earnings	28.0%	0.0%	0.0%
	APMEA Free Cash Flow	16.0%	154.9%	24.8%

		90.0%		66.0%

        The Compensation Committee reviewed with our Chief Executive Officer the performance of each of the other named executive officers with respect to their individual performance objectives. Based on this review and the recommendations of our Chief Executive Officer, the Compensation Committee was satisfied that each of Messrs. Trapp, Nanda and Lepage had achieved higher than the target level of performance with respect to his individual performance objectives. As a result of their strong performance, the Compensation Committee approved a 15% achievement for each of aforementioned named executive officers with respect to the individual performance component of his incentive bonus award. Mr. Melhem faced headwinds in the Asia-Pacific markets, but exceeded expectations in our Middle Eastern markets. The Compensation Committee approved a 10% achievement for Mr. Melhem's individual performance component of his incentive bonus award. The Compensation Committee separately reviewed the performance of Mr. Pagano with respect to his individual performance objectives and determined that Mr. Pagano had exceeded his objectives and awarded him a 15% achievement for his individual performance component.

        In line with our pay-for-performance philosophy, our executives received bonus awards for 2017 commensurate with these results. The 2017 Executive Incentive Bonus Plan awards for our named executive officers that were paid in March 2018 were as follows:

Named Executive Officer	2017 Target Bonus Awards as a Percentage of Base Salary	2017 Target Bonus Awards	Financial Performance Measures Achievement	Individual Performance Measures Achievement	2017 Bonus Awards as a Percentage of Target	2017 Actual Bonus Awards

Robert J. Pagano, Jr.	100%	$840,000	132.1%	15.0%	147.1%	$1,235,640
Todd A. Trapp	65%	$291,850	132.1%	15.0%	147.1%	$429,311
Munish Nanda	60%	$287,040	132.1%	15.0%	147.1%	$422,236
Elie A. Melhem	55%	$220,220	66.0%	10.0%	76.0%	$167,367
Kenneth R. Lepage	60%	$228,000	132.1%	15.0%	147.1%	$335,388

Long-Term Incentives

        We provided long-term incentive compensation for our executive officers during 2017 in the form of the purchase of restricted stock units under our Management Stock Purchase Plan and the grant of performance stock units and restricted stock awards under our 2004 Stock Incentive Plan. The

Compensation Committee believes in granting equity-based incentive compensation as an important component of our executive compensation program to encourage sustainable growth and long-term value creation, align the interests of our executives with those of our stockholders by exposing executives to stock price changes during the vesting or deferral periods, and to attract and retain executive talent.

  Management Stock Purchase Plan

        Our Management Stock Purchase Plan is intended to provide an incentive for our executives to purchase and hold more of our class A common stock, thereby more closely aligning their interests with the interests of our stockholders. The Compensation Committee approves the participants in the Management Stock Purchase Plan based on recommendations made by executive management. For 2017, participants were entitled to purchase restricted stock units under the Management Stock Purchase Plan at a discount of 20% from the closing sale price of our class A common stock on February 15, 2018 using up to 50% of their pre-tax 2017 performance bonus. The restricted stock units vest in three equal annual installments beginning one year after the date of grant. For 2017, Messrs. Pagano, Melhem and Lepage each elected to contribute 50% of his annual performance bonus to the purchase of restricted stock units under the Management Stock Purchase Plan. Messrs. Trapp and Nanda did not participate in the Management Stock Purchase Plan for 2017.

  Long-Term Equity Incentive Awards

        In 2017, we granted performance stock units and restricted stock awards to our executive officers, with each type of award accounting for 50% of the targeted value of long-term equity incentive awards for executive officers. The Compensation Committee believes that the use of performance stock unit awards and restricted stock awards in combination provide strong shareholder alignment, retention value, and the opportunity to leverage the value of awards up and down consistent with the Company's stock price performance as well as Company performance over the long term.

        The targeted value of the long-term equity incentive award grants made to our named executive officers was determined taking into account base pay and annual incentive values, a competitive analysis of executive compensation prepared by Pearl Meyer, and the Committee's assessment of the appropriate mix of fixed versus variable and short-term versus long-term incentives. The Compensation Committee also considered each named executive officer's role, potential long-term contribution, performance, experience and skills. Based on its analysis, the Compensation Committee determined that the performance stock units and restricted stock awarded to the Company's Chief Executive Officer should have a targeted total grant date fair value approximating three times his annual base salary and the annual equity grant to each of our other named executive officers should have a targeted total grant date fair value approximating one-and-a-half times his annual base salary. The following table shows the values used to determine the number of shares underlying the annual restricted stock awards and the target performance stock unit awards granted to our named executive officers in March 2017. In determining the number of shares underlying the awards granted to each named executive officer, we used a trailing twelve-month average stock price in order to prevent short-term fluctuations in our stock price from having a significant positive or negative impact on the number of shares awarded. For this reason, the targeted values indicated

below differ from the grant date fair values of the grants reflected in the Summary Compensation Table.

Named Executive Officer	Performance Stock Unit Awards (Target Award)	Restricted Stock Awards	Total

Robert J. Pagano, Jr.	$1,260,000	$1,260,000	$2,520,000
Todd A. Trapp	$336,750	$336,750	$673,500
Munish Nanda	$358,800	$358,800	$717,600
Elie Melhem	$300,300	$300,300	$600,600
Kenneth R. Lepage	$285,000	$285,000	$570,000

        Performance Stock Unit Awards.    The performance stock units granted in 2017 will be settled in shares at the end of a performance vesting period ending on December 31, 2019, with the number of shares to be delivered to be determined based on a payout matrix that determines what percentage of the target shares will be delivered at each level of achievement relative to specified performance goals. The performance goals include a combination of the Company's compound annual growth rate in revenue ("Revenue CAGR") and return on invested capital ("ROIC"). Revenue CAGR measures the rate of our growth over time, while ROIC measures how efficiently and effectively we use capital to generate profits. For purposes of our performance stock unit awards, ROIC means the Company's return on invested capital calculated as a percentage by dividing net operating profit after tax by average invested capital. For the purposes of calculating ROIC, "net operating profit" will be adjusted to exclude the impact of all restructuring, foreign exchange, impairments, legal settlements, employee separation costs, product liability charges, pension plan and supplemental employee retirement plan terminations and retroactive tax law changes to the extent such items were not contemplated and included in the target upon which the ROIC goals were based. The Compensation Committee selected these two measures primarily because they are generally accepted as two fundamental drivers of sustained shareholder value, they provide shorter line-of-sight measurements than many alternative measures and both measures are contained in the Company's strategic plan. The Revenue CAGR and ROIC goals are subject to adjustment to reflect the impact of any acquisitions or dispositions that occur during the performance period. The number of shares delivered can range from zero to 200% of the target number of performance stock units initially awarded, depending on performance, and delivery generally requires employment throughout the three-year performance period. At the threshold level of performance, 60% of the target number of shares would be awarded. The level of performance required to attain the threshold performance metrics was set at a level of performance where the Compensation Committee believes that a significantly reduced payout is appropriate and below which no payout is appropriate. The level of performance required to attain the target payout is designed to be reasonably challenging. The level of performance required to attain a maximum payout was set at a level of performance that the Compensation Committee deems exceptional. Performance stock units do not grant dividend or voting rights to the holder during the performance period, but dividend equivalents are accrued and paid on shares delivered after the vesting date.

        Settlement of the 2015 Performance Stock Unit Awards.    The performance period for the 2015 performance stock unit awards concluded on December 31, 2017. The performance stock units granted in 2015 were settled in shares on February 8, 2018. The 2015 awards had their performance tied to a combination of Revenue CAGR and ROIC, as defined above. The financial results for the 2015 awards were a Revenue CAGR of 2.8%, which fell below the threshold of the range for the Revenue CAGR of 3.2%, and ROIC of 11.0% which was above the target ROIC of 10.0%, but below the stretch goal of 11.3%. According to the performance matrix, the resulting payout percentage achieved was 95% of the target award value. Mr. Pagano earned 18,489 shares,

Mr. Trapp earned 6,753 shares (1,688 were earned from his new hire grant, and 5,065 were earned under the 2015 annual grant), Mr. Nanda earned 5,381 shares, Mr. Melhem earned 4,609 shares, and Mr. Lepage earned 4,469 shares.

        Restricted Stock Awards.    Restricted stock awards are shares of the Company's stock issued in the recipient's name but which are subject to forfeiture in the event the recipient's employment with the Company terminates prior to the time the shares vest. Upon vesting, the recipient owns the shares without restriction or risk of forfeiture. Recipients have voting and dividend rights with respect to restricted stock awards throughout the vesting period. The 2017 restricted stock awards vest one-third each year over three years.

Benefits and Perquisites

        We provide our executive officers with certain employee benefits and perquisites as a means of providing additional compensation that is designed to be competitive with other compensation provided by companies in our peer group.

        Retirement benefits are provided through a qualified defined contribution 401(k) plan for all of our full-time eligible employees who are United States residents.

        We also provide our named executive officers with a limited number of perquisites as part of their compensation arrangements, which we consider to be reasonable and consistent with competitive practice. These perquisites include a cash automobile allowance, supplemental disability insurance, a financial planning allowance and a comprehensive executive physical examination. The amount of the automobile allowance is determined by our Chief Executive Officer and reviewed by the Compensation Committee, and the Compensation Committee determines the maximum amount of our Chief Executive Officer's automobile allowance. During 2017, we stopped providing our executive officers with the option to use a Company leased automobile in lieu of receiving a cash automobile allowance. We also reimburse our executives for certain financial planning expenses so they may focus more on their business responsibilities. We typically also reimburse recently hired executives for certain relocation-related expenses.

        In addition, in connection with his assignment outside of the United States, we provided Mr. Melhem with customary expatriate benefits to address the unique circumstances arising from living and working abroad.

Compensation Recovery Policy

        We have a Compensation Recovery Policy, commonly referred to as a "claw back" policy, for our executive officers and chief accounting officer. Under this policy, in the event of a financial restatement due to fraudulent activity or intentional misconduct as determined solely by the Compensation Committee, our executive officers and chief accounting officer may be required to reimburse the Company for the difference between any incentive compensation (such as payments under the Executive Incentive Bonus Plan), equity awards or other compensation that was based on having met or exceeded Company performance targets that would not have been met based upon accurate financial data and the compensation that would have been granted, received, vested or accrued had such compensation been calculated based on the accurate data or restated results.

Employment Agreements

        None of our executive officers has an employment agreement with us.

        We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide indemnity, including the advancement of expenses,

to our directors and executive officers against liabilities incurred in the performance of their duties to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Post-Termination Compensation and Change in Control Arrangements

Severance Benefits

        We maintain an Executive Severance Plan, which provides severance benefits for our senior executives, including all of our named executive officers. The Compensation Committee believes that the Executive Severance Plan is an important recruitment incentive for executives, provides a valuable retention incentive and is competitive with the practices of most of the companies in our executive compensation peer group. Under the Executive Severance Plan, a named executive officer involuntarily terminated for reasons not meeting the definition of cause under the Executive Severance Plan will receive (i) an amount equal to twelve months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) one year of base salary, except for Mr. Pagano who as Chief Executive Officer would receive two years of base salary. In connection with the receipt of any severance payments under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate.

Change in Control Benefits

        We believe that the consideration of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to focus on seeking the best return for our stockholders and to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain, we provide certain key executives (including our named executive officers) with severance benefits in connection with a change of control of the Company under the Executive Severance Plan. Further, we believe that providing these executive officers with severance benefits upon certain terminations following a change in control is consistent with the practices of the companies in our executive compensation peer group and provides an important recruitment incentive for future executives. Under our Executive Severance Plan, if a named executive officer is involuntarily terminated without cause or resigns for good reason (as defined in the Executive Severance Plan) within 24 months following a change in control of the Company, or is involuntarily terminated without cause in the six months prior to such change in control, such named executive officer will receive an amount in cash equal to (i) 24 months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) two times the sum of the named executive officer's annual base salary and target annual bonus immediately prior to the change in control. In addition, the terminated executive would be entitled to full accelerated vesting and, as applicable, exercisability of unvested equity or equity-based awards of the Company that are not subject to performance vesting conditions and, for awards that are subject to performance vesting conditions, accelerated vesting and, as applicable, exercisability at the greater of target or the level that would apply based on actual performance calculated as if the final day of the Company's last completed fiscal quarter prior to the date of the employment termination were the final day of the applicable performance period. Should the amount of payments an executive were to receive under the Executive Severance Plan and any other plan in connection with a change in control were to cause the executive to be subject to the excise tax under Section 4999 of the Code, then the executive's benefits would be reduced by an amount necessary to avoid application of the tax, but only if such reduction would result in a better after-tax result to the executive. In connection with the receipt of any severance benefits under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate. In addition, our 2004 Stock Incentive Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested performance stock units, shares of restricted stock, stock options and restricted stock units will become fully vested.

Stock Ownership Guidelines

        The Compensation Committee monitors compliance with the stock ownership guidelines approved by the Compensation Committee for all of our executive officers. For 2017, our Chief Executive Officer was required to hold shares of our stock with a value of at least five times the amount of his base salary, our Chief Financial Officer was required to hold shares of our stock with a value of at least three times the amount of his base salary and our other executive officers were required to hold shares of our stock with a value of at least twice their base salary. In determining the number of shares owned by an executive, the Compensation Committee takes into account shares held directly, the shares underlying restricted stock units purchased by the executive under our Management Stock Purchase Plan and shares of restricted stock, but not stock options or performance share units. Our officers are expected to comply with these requirements within five years of their appointment as an executive officer. The Compensation Committee evaluates compliance with these guidelines in connection with making its compensation decisions and recommendations at its regularly scheduled third quarter meeting. Compliance is typically measured based on stock ownership as of the last day of the second quarter. At the end of the second quarter of 2017, all of our executive officers who had been executive officers of Watts for five or more years were in compliance with our stock ownership guidelines.

Impact of Regulatory Requirements

        The financial reporting and income tax consequences of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation paid to our executive officers. However, other factors may be of greater importance than preserving deductibility for a particular form of compensation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for our executive officers with the desire to maximize the immediate deductibility of compensation, while ensuring an appropriate and transparent impact on reported earnings and other financial measures. The Compensation Committee considers the tax and accounting consequences of utilizing various forms of compensation and retains the discretion to pay compensation that is not tax deductible or could have adverse accounting consequences for the Company.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

The Compensation Committee
Christopher L. Conway, Chairperson Robert L. Ayers Jes Munk Hansen

EXECUTIVE COMPENSATION

Compensation Summary

        The following table contains information with respect to the compensation of our named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Robert J. Pagano, Jr.	2017	823,750	—	2,686,318	1,235,640	—	53,330	4,799,038
Chief Executive Officer and	2016	763,750	—	2,460,530	1,096,625	—	46,898	4,367,803
President	2015	730,001	—	2,505,947	865,780	—	46,882	4,148,610
Todd A. Trapp	2017	440,750	—	659,630	429,311	—	51,354	1,581,045
Chief Financial Officer (6)	2016	412,000	—	683,009	353,184	—	38,363	1,486,556
	2015	291,282	—	1,570,600	284,688	—	124,292	2,270,862
Munish Nanda	2017	473,800	—	702,912	422,236	—	39,392	1,638,340
President, Americas & Europe (6)	2016	451,250	35,000	662,356	350,252	—	38,759	1,537,617
	2015	314,391	100,000	1,586,515	277,199	—	29,547	2,307,652
Elie A. Melhem	2017	396,550	—	617,795	167,367	—	64,274	1,245,986
President, Asia-Pacific,	2016	379,750	—	617,492	297,682	—	23,538	1,318,462
the Middle East & Africa	2015	364,000	—	931,341	311,072	7,133	133,290	1,746,836
Kenneth R. Lepage	2017	376,375	—	617,416	335,388	—	52,012	1,381,191
General Counsel, Executive	2016	362,375	—	602,497	310,310	—	38,782	1,313,964
Vice President & Secretary	2015	353,000	—	595,090	251,237	—	36,383	1,235,710

(1)
The amounts shown in this column reflect the grant date fair value of performance stock units and restricted stock awards under our 2004 Stock Incentive Plan and the grant date fair value of the discount on the restricted stock units purchased under our Management Stock Purchase Plan determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 13 to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2018, except that the fair value of the discount attributable to each restricted stock unit purchased under the Management Stock Purchase Plan on February 15, 2018 was estimated on the date of grant using the Black-Scholes-Merton Model based on the following weighted average assumptions:

Expected life:	3 years
Expected stock price volatility:	24.1%
Expected dividend yield:	0.98%
Risk-free interest rate:	2.4%

  The risk-free interest rate is based on the U.S. treasury yield curve at the time of grant for the expected life of the restricted stock unit. The expected life, which is defined as the estimated period of time outstanding, of the restricted stock unit and the volatility were calculated using historical data. The expected dividend yield is our best estimate of the expected future dividend yield. Based on these assumptions, the weighted average grant date fair value of the discount on a restricted stock unit purchased on February 15, 2018 was $21.80. The grant date fair values of the performance stock units and restricted stock awards granted to each of our named executive officers during 2017 and the grant date fair value of the discount on the restricted stock units purchased by each of our named executive officers on February 15, 2018 were as follows:

	Grant Date Fair Value of Performance Stock Units	Grant Date Fair Value of Restricted Stock Awards	Grant Date Fair Value of Discount on Restricted Stock Units	Total

Robert J. Pagano, Jr.	$1,234,268	$1,234,268	$217,782	$2,686,318
Todd A. Trapp	$329,815	$329,815	—	$659,630
Munish Nanda	$351,456	$351,456	—	$702,912
Elie A. Melhem	$294,150	$294,150	$29,495	$617,795
Kenneth R. Lepage	$279,158	$279,158	$59,100	$617,416

(2)
The grant date fair value of the performance stock units included in this column is the fair value of the target number of performance stock units granted to each named executive officer, which we consider to be the probable outcome of the performance conditions as of the grant date. The following table shows for each named executive officer the grant date fair value of the target number of performance stock units granted to each such officer during 2017 that is included in the Summary Compensation Table and the potential maximum grant date fair value of each such performance stock unit award.

	Target Number of Performance Stock Units	Grant Date Fair Value of Target Number of Performance Stock Units	Maximum Number of Performance Stock Units	Grant Date Fair Value of Maximum Number of Performance Stock Units

Robert J. Pagano, Jr.	20,418	$1,234,268	40,836	$2,468,536
Todd A. Trapp	5,456	$329,815	10,912	$659,630
Munish Nanda	5,814	$351,456	11,628	$702,912
Elie A. Melhem	4,866	$294,150	9,732	$588,300
Kenneth R. Lepage	4,618	$279,158	9,236	$558,316

(3)
The amounts shown in this column reflect amounts earned under our Executive Incentive Bonus Plan by each named executive officer. Each of our named executive officers may elect to use a portion of his annual performance bonus under the Executive Incentive Bonus Plan to purchase restricted stock units under our Management Stock Purchase Plan. The number of restricted stock units purchased by each named executive officer are as follows:

	Year	Percentage of Annual Bonus Used to Purchase Restricted Stock Units	Total Amount of Bonus	Amount of Bonus Used to Purchase Restricted Stock Units	Number of Restricted Stock Units Purchased
Robert J. Pagano, Jr.	2017	50%	$1,235,640	$617,782	9,990
	2016	50%	$1,096,625	$548,271	10,983
	2015	100%	$865,780	$865,780	24,450
Todd A. Trapp	2017	—	$429,311	—	—
	2016	50%	$353,184	$176,567	3,537
	2015	50%	$284,688	$142,344	4,019
Munish Nanda	2017	—	$422,236	—	—
	2016	—	$350,252	—	—
	2015	30%	$277,199	$83,160	2,348
Elie A. Melhem	2017	50%	$167,367	$83,670	1,353
	2016	50%	$297,682	$148,812	2,981
	2015	50%	$311,072	$155,536	4,392
Kenneth R. Lepage	2017	50%	$335,388	$167,648	2,711
	2016	50%	$310,310	$155,151	3,108
	2015	75%	$251,237	$188,428	5,321

  For performance bonuses earned in 2017 and 2016, the purchase price for restricted stock units under our Management Stock Purchase Plan was 80% of the closing price of our class A common stock on the date of grant and the grant date fair value of the 20% discount on the restricted stock units purchased by each named executive officer for 2017 and 2016 has been included under the Stock Awards column as additional compensation to the named executive officer for each such year. For 2015, the purchase price for restricted stock units under our Management Stock Purchase Plan was 67% of the closing price of our class A common stock on the date of grant and the grant date fair value of the 33% discount on the restricted stock units purchased by each named executive officer using their performance bonuses earned in 2015 has been included under the Stock Awards column as additional compensation to the named executive officer for that year. The restricted stock units vest in three equal annual installments beginning one year after the date of grant. At the end of the deferral period specified by the named executive officer under the Management Stock Purchase Plan, we will issue one share of class A common stock for each vested restricted stock unit. Cash dividends equivalent to those paid on our class A common stock will be credited to the named executive officer's account for non-vested restricted stock units and will be paid in cash to the named executive officer when such restricted stock units become vested. Dividends will also be paid in cash to individuals for vested restricted stock units held during any deferral period. The number of restricted stock units purchased was determined by dividing the dollar amount of bonus used to purchase the restricted stock units by $61.84 for 2017, $49.92 for 2016 and $35.41 for 2015, which were the discounted closing prices of our class A common stock on the dates of grant.

(4)
The amounts shown in this column reflect the aggregate change in actuarial present value of the named executive officer's accumulated benefit under our former qualified defined benefit pension plan and supplemental non-qualified defined benefit plan during 2015. Both plans were terminated during 2014 and we distributed all of the assets of both plans during 2015.

(5)
The amounts shown in the "All Other Compensation" column for 2017 include the following:

	Robert J. Pagano, Jr. ($)	Todd A. Trapp ($)	Munish Nanda ($)	Elie A. Melhem ($)	Kenneth R. Lepage ($)

Car lease and maintenance payments (a)	12,680	5,307	—	—	7,544
Car insurance premium (a)	920	251	—	—	502
Car allowance (a)	3,000	9,333	14,000	—	8,167
Financial planning allowance (b)	12,500	12,500	—	—	12,500
Company contribution to 401(k) plan	9,508	16,200	16,200	15,085	16,420
Supplemental disability insurance premium	10,327	3,368	4,797	4,949	2,484
Executive physical	4,395	4,395	4,395	4,395	4,395
Payments related to expatriate assignment (c)	—	—	—	159,845	—
Tax equalization payment (d)	—	—	—	(120,000)	—
Total All Other Compensation	53,330	51,354	39,392	64,274	52,012

  (a)
  During 2017, the Company ceased providing the named executive officers with the option of using Company-leased vehicles in lieu of receiving a cash car allowance payment. Going forward, the named executive officers will only be entitled to a cash car allowance payment. The leases for Company-leased vehicles used by Mr. Pagano, Mr. Trapp and Mr. Lepage expired at various times during 2017, and those executives transitioned to receiving a car allowance payment.

  (b)
  All executive officers are eligible for an annual financial planning allowance up to $12,500.

  (c)
  Mr. Melhem was a U.S. expatriate in 2017 with his international assignment based in China and we provided him with customary expatriate benefits to address the unique circumstances arising from living and working abroad. These benefits included a housing allowance, school tuition for his child and a Medicare tax-gross up payment. The dollar amount shown includes amounts converted from Chinese yuan into U.S. dollars using an average interbank conversion rate of 0.15876 U.S. dollars for one Chinese yuan as of February 1, 2018.

  (d)
  The Company has entered into a tax equalization arrangement with Mr. Melhem, the purpose of which is to ensure that Mr. Melhem pays no more or less income taxes as a result of his international assignment than he would if he lived and worked in the United States. Pursuant to this arrangement, if Mr. Melhem's tax burden is higher as a result of his living and working in China than it would have been in the United States then the Company pays the excess, whereas if Mr. Melhem's tax burden is lower, then Mr. Melhem pays the difference to the Company. In 2017, this tax equalization arrangement resulted in Mr. Melhem paying the Company $120,000, which has been reflected as a reduction in compensation for Mr. Melhem in the "All Other Compensation" column.

(6)
Messrs. Trapp and Nanda commenced employment with us in April 2015.

Grants of Plan-Based Awards

        The following table shows information concerning grants of plan-based awards made to the named executive officers during 2017.

2017 GRANTS OF PLAN-BASED AWARDS

									All Other Stock Awards: Number of Shares of Stock (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)				Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert J. Pagano, Jr.	EIBP	—	420,000	840,000	1,680,000	—	—	—	—	—
	RSA	3/21/17	—	—	—	—	—	—	20,418	1,234,268
	PSU	3/21/17	—	—	—	12,250	20,418	40,836	—	1,234,268
Todd A. Trapp	EIBP	—	145,925	291,850	583,700	—	—	—	—	—
	RSA	3/21/17	—	—	—	—	—	—	5,456	329,815
	PSU	3/21/17	—	—	—	3,273	5,456	10,912	—	329,815
Munish Nanda	EIBP	—	143,520	287,040	574,080	—	—	—	—	—
	RSA	3/21/17	—	—	—	—	—	—	5,814	351,456
	PSU	3/21/17	—	—	—	3,488	5,814	11,628	—	351,456
Elie Melhem	EIBP	—	110,110	220,220	440,440	—	—	—	—	—
	RSA	3/21/17	—	—	—	—	—	—	4,866	294,150
	PSU	3/21/17	—	—	—	2,919	4,866	9,732	—	294,150
Kenneth R. Lepage	EIBP	—	114,000	228,000	456,000	—	—	—	—	—
	RSA	3/21/17	—	—	—	—	—	—	4,618	279,158
	PSU	3/21/17	—	—	—	2,770	4,618	9,236	—	279,158

(1)
Type of award:

EIBP:    Annual cash bonus award under our Executive Incentive Bonus Plan

RSA:    Restricted Stock Award under our 2004 Stock Incentive Plan

PSU:    Performance Stock Unit award under our 2004 Stock Incentive Plan

(2)
The amounts in these columns indicate the threshold, target and maximum performance bonus amounts payable under our Executive Incentive Bonus Plan prior to deducting any amounts the named executive officer elected to use to purchase restricted stock units under the Management Stock Purchase Plan. Each of our named executive officers except for Mr. Trapp and Mr. Nanda elected to use a portion of his 2017 performance bonus to purchase restricted stock units under our Management Stock Purchase Plan. See footnote (3) to the "Summary Compensation Table" for a description of the actual amount of performance bonus earned by each of the named executive officers for 2017, the amount of each named executive officer's bonus that was used to purchase restricted stock units under the Management Stock Purchase Plan and the number of restricted stock units purchased. The potential performance bonus amounts payable under the Executive Incentive Bonus Plan are based on the achievement of specific financial performance metrics and the achievement of individual strategic goals. The named executive officers would receive a bonus payout equal to 50% of their target bonus at the threshold level of performance and 200% of their target bonus at the maximum level of performance. If none of the threshold performance metrics are met, no performance bonus would be payable to the named executive officers.

(3)
The amounts in these columns indicate the threshold, target and maximum number of shares that the named executive officer could receive if an award payout is achieved under the Company's performance stock unit awards. These potential share amounts are based on achievement of specific performance metrics. The named executive officer would receive 60% of the target number of shares at the threshold level of performance and 200% of the target number of shares at the maximum level of performance. If none of the threshold performance targets are met, then our named executive officers will not receive any shares.

(4)
The amounts shown in these columns represent the grant date fair value of each equity award as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the performance stock unit awards, the amounts shown assume that the target level of performance would be achieved with respect to the performance metrics. These are the amounts reflected in the "Summary Compensation Table."

Outstanding Equity Awards at Fiscal Year-End

        The following table shows information regarding unexercised stock options and unvested performance stock units, restricted stock awards and restricted stock units held by the named executive officers as of December 31, 2017.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Robert J. Pagano, Jr.	7/27/15	—	—	—	—	6,307	(4)	479,017	—		—
	3/21/16	—	—	—	—	13,724	(4)	1,042,338	—		—
	3/21/17	—	—	—	—	20,418	(4)	1,550,747	—		—
	2/20/15	—	—	—	—	2,560	(5)	194,432	—		—
	2/19/16	—	—	—	—	16,300	(5)	1,237,985	—		—
	2/14/17	—	—	—	—	10,983	(5)	834,159	—		—
	3/21/16	—	—	—	—	—		—	12,351	(6)	938,058
	3/21/17	—	—	—	—	—		—	12,250	(6)	930,388
Todd A. Trapp	7/27/15	—	—	—	—	1,728	(4)	131,242	—		—
	3/21/16	—	—	—	—	3,760	(4)	285,572	—		—
	3/21/17	—	—	—	—	5,456	(4)	414,383	—		—
	2/19/16	—	—	—	—	2,680	(5)	203,546	—		—
	2/14/17	—	—	—	—	3,537	(5)	268,635	—		—
	3/21/16	—	—	—	—	—		—	3,384	(6)	257,015
	3/21/17	—	—	—	—	—		—	3,273	(6)	248,584
Munish Nanda	7/27/15	—	—	—	—	1,836	(4)	139,444	—		—
	3/21/16	—	—	—	—	3,994	(4)	303,344	—		—
	3/21/17	—	—	—	—	5,814	(4)	441,573	—		—
	2/19/16	—	—	—	—	1,566	(5)	118,938	—		—
	3/21/16	—	—	—	—	—		—	3,595	(6)	273,040
	3/21/17	—	—	—	—	—		—	3,488	(6)	264,914
Elie Melhem	8/2/13	11,534	—	54.76	8/2/23	—		—	—		—
	8/1/14	6,383	—	57.47	8/1/24	—		—	—		—
	4/27/15	—	—	—	—	6,174	(4)	468,915	—		—
	7/27/15	—	—	—	—	1,573	(4)	119,469	—		—
	3/21/16	—	—	—	—	3,421	(4)	259,825	—		—
	3/21/17	—	—	—	—	4,866	(4)	369,573	—		—
	2/20/15	—	—	—	—	954	(5)	72,456	—		—
	2/19/16	—	—	—	—	2,928	(5)	222,382	—		—
	2/14/17	—	—	—	—	2,981	(5)	226,407	—		—
	3/21/16	—	—	—	—	—		—	3,079	(6)	233,850
	3/21/17	—	—	—	—	—		—	2,919	(6)	221,698
Kenneth R. Lepage	8/2/13	15,476	—	54.76	8/2/23	—		—	—		—
	8/1/14	6,201	—	57.47	8/1/24	—		—	—		—
	7/27/15	—	—	—	—	1,525	(4)	115,824	—		—
	3/21/16	—	—	—	—	3,318	(4)	252,002	—		—
	3/21/17	—	—	—	—	4,618	(4)	350,737	—		—
	2/20/15	—	—	—	—	1,279	(5)	97,140	—		—
	2/19/16	—	—	—	—	3,548	(5)	269,471	—		—
	2/14/17	—	—	—	—	3,108	(5)	236,053	—		—
	3/21/16	—	—	—	—	—		—	4,977	(6)	378,003
	3/21/17	—	—	—	—	—		—	4,618	(6)	350,737

(1)
The stock options listed in this column were granted under our 2004 Stock Incentive Plan. The stock options granted on August 2, 2013 vested annually at a rate of 25% per year and the stock options granted on August 1, 2014 vested annually at a rate of 33 1/3% per year.

(2)
The restricted stock units and restricted stock awards listed in this column vest annually at a rate of 33 1/3% per year, except for the restricted stock award granted to Mr. Melhem on April 27, 2015, which will vest in its entirety on April 27, 2018. Performance stock units vest upon the completion of a three-year performance period beginning January 1st of the grant year.

(3)
In accordance with SEC rules, the market value of unvested shares of restricted stock, restricted stock units and performance stock units is determined by multiplying the number of such shares and units by $75.95, the closing market price of our class A common stock on December 29, 2017, which was the last trading day of 2017.

(4)
Consists of shares of restricted stock awarded under our 2004 Stock Incentive Plan.

(5)
Consists of restricted stock units purchased under our Management Stock Purchase Plan.

(6)
These amounts represent performance stock units awarded under our 2004 Stock Incentive Plan. In accordance with SEC guidance, since the number of shares to be earned by the named executive officer is not yet determinable, the number of performance stock units shown for the named executive officer is the number of shares that would be earned at the threshold level of performance, which is 60% of the target number of shares awarded.

Option Exercises and Stock Vested

        The following table shows amounts received by the named executive officers upon exercise of stock options and vesting of performance stock units, restricted stock and restricted stock units during 2017.

2017 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Robert J. Pagano, Jr.	—	—	58,530	3,519,448	(3)
Todd A. Trapp	—	—	19,317	1,239,989	(4)
Munish Nanda	—	—	18,453	1,185,889	(5)
Elie Melhem	1,875	77,656	10,879	630,768	(6)
Kenneth R. Lepage	—	—	10,903	621,719	(7)

(1)
Reflects (i) shares of class A common stock underlying restricted stock units purchased under the Management Stock Purchase Plan, (ii) shares of restricted stock awarded under the 2004 Stock Incentive Plan, and (iii) the number of shares earned under the performance stock units granted on October 26, 2015, the performance period for which ended on December 31, 2017.

(2)
The value realized on vesting of restricted stock awards was determined by multiplying the number of shares that vested by the closing market price of our class A common stock on the vesting date. The value realized on vesting of restricted stock units represents the difference between the purchase price paid by the named executive officer for the vesting shares and the closing market price of our class A common stock on the vesting date. The value of performance stock units was determined by multiplying the number of shares earned by $75.95, the closing market price of our class A common stock on December 29, 2017, which was the last trading day of the performance period.

(3)
Pursuant to the Management Stock Purchase Plan, Mr. Pagano elected to defer receipt of shares issuable upon settlement of restricted stock units representing $218,746 of the value recognized on vesting until February 19, 2019.

(4)
Pursuant to the Management Stock Purchase Plan, Mr. Trapp elected to defer receipt of shares issuable upon settlement of restricted stock units representing $47,414 of the value recognized on vesting until February 19, 2019.

(5)
Pursuant to the Management Stock Purchase Plan, Mr. Nanda elected to defer receipt of shares issuable upon settlement of restricted stock units representing $20,989 of the value recognized on vesting until February 19, 2019.

(6)
Pursuant to the Management Stock Purchase Plan, Mr. Melhem elected to defer receipt of shares issuable upon settlement of restricted stock units representing $39,294 of the value recognized on vesting until February 19, 2019.

(7)
Pursuant to the Management Stock Purchase Plan, Mr. Lepage elected to defer receipt of shares issuable upon settlement of restricted stock units representing $47,587 of the value recognized on vesting until February 19, 2019.

Nonqualified Deferred Compensation

        Under our Management Stock Purchase Plan, executives may elect to purchase restricted stock units, which vest in three annual installments beginning one year after the date of grant. However, shares are not delivered in settlement of the restricted stock units until the end of the deferral period selected by the named executive officer. Once vested, the restricted stock units constitute deferred compensation and are reported in the table below as contributions by the named executive officer. Restricted stock units that vested prior to 2017 and were issued at the end of their deferral period during 2017 are listed in the table as distributions of deferred compensation.

        Prior to 2012, we provided a Nonqualified Deferred Compensation Plan to all of our employees whose annual compensation was greater than $90,000. Of the named executive officers, only Mr. Lepage has deferred compensation under the Nonqualified Deferred Compensation Plan. Under the Nonqualified Deferred Compensation Plan, participants were allowed to defer up to 100% of base salary and bonus. Participant deferrals earn returns based on the participant's selection from a list of investments that are generally the same as those provided in our 401(k) plan. The allocation of investments may be changed once each year. We did not make any matching contributions under the Nonqualified Deferred Compensation Plan.

        Generally, account balances under the Nonqualified Deferred Compensation Plan may be paid at the earliest of termination of employment, normal retirement, early retirement, or becoming disabled as a lump sum or systematic installments over ten years. Account balances may be distributed prior to termination of employment only in the event of a financial hardship due to an unforeseeable emergency, but not in excess of the amount needed to meet the hardship. Distributions from the Nonqualified Deferred Compensation Plan to our named executive officers cannot be made until at least six months after termination of employment. Mr. Lepage did not receive any distributions, or make any withdrawals, from the Nonqualified Deferred Compensation Plan during 2017.

2017 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name(1)	Executive Contributions in Last Fiscal Year ($)(2)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(4)

Robert J. Pagano, Jr.	MSPP	666,635	—	—	490,240	1,007,705
Todd A. Trapp	MSPP	83,353	—	—	—	101,697
Munish Nanda	MSPP	48,680	—	—	—	59,393
Elie Melhem	MSPP	150,521	—	—	182,675	256,103
Kenneth R. Lepage	NDCP	—	—	67,330	—	326,063
	MSPP	189,987	—	—	244,929	328,939

(1)
"MSPP" refers to our Management Stock Purchase Plan, and "NDCP" refers to our Nonqualified Deferred Compensation Plan.

(2)
Based on the fair market value of our class A common stock on the vesting date of restricted stock units, the settlement of which have been deferred beyond 2017.

(3)
Based on the fair market value of our class A common stock on the date of delivery of shares upon settlement of restricted stock units.

(4)
For MSPP amounts, reflects the value of restricted stock units that were vested as of December 31, 2017 but not yet settled based on the closing price of our class A common stock on December 29, 2017 of $75.95.

Potential Payments Upon Termination or Change in Control

Executive Severance Plan

        Our Executive Severance Plan covers all of our named executive officers. Under the Executive Severance Plan, a named executive officer involuntarily terminated for reasons not meeting the definition of cause under the Executive Severance Plan will receive an amount equal to (i) twelve months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) one year of base salary, except for Mr. Pagano who as Chief Executive Officer would receive two years of base salary. In connection with the receipt of any severance payments under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate.

        If a named executive officer is involuntarily terminated without cause or resigns for good reason (as defined in the Executive Severance Plan) within 24 months following a change in control of the Company, or is involuntarily terminated without cause in the six months prior to such change in control, such named executive officer will receive an amount equal to (i) 24 months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) two times the sum of the named executive officer's annual base salary and target annual bonus immediately prior to the change in control (less any payments previously received under the Executive Severance Plan).

        The following table sets forth the amounts of compensation that would have been due to each of our named executive officers under the Executive Severance Plan in the event the named executive officer's employment with the Company terminated as of December 31, 2017.

Name	Resignation or Retirement	Involuntary Termination Without Cause ($)	Involuntary Termination With Cause	Involuntary Termination Without Cause or Resignation for Good Reason Within 24 Months Following a Change in Control ($)	Involuntary Termination Without Cause Within Six Months Preceding a Change in Control ($)

Robert J. Pagano, Jr.	—	1,699,362	—	3,398,724	3,398,724
Todd A. Trapp	—	478,504	—	1,540,707	1,540,707
Munish Nanda	—	508,004	—	1,590,207	1,590,207
Elie Melhem	—	430,665	—	1,301,770	1,301,770
Kenneth R. Lepage	—	388,485	—	1,232,967	1,232,967

Equity Plans

        Under our 2004 Stock Incentive Plan, upon the termination of employment of a participant for any reason other than death or disability, all unvested stock options and performance stock units immediately terminate and unvested shares of restricted stock are automatically forfeited. If the participant's employment is terminated for cause, all stock options immediately terminate regardless of whether they are vested or unvested. If a participant's employment is terminated by reason of death or disability, all unvested stock options and shares of restricted stock immediately vest in full and the options may be exercised for a period of twelve months from the date of such termination of employment. For performance stock units, if a participant's employment is terminated due to death or disability during the last twelve months of the performance period, the participant will receive the number of shares actually earned and vested at the end of the performance period as if the participant had not terminated employment. If the participant's employment is terminated due to death or disability within the first twenty-four months of the performance period, the participant will receive the target number of shares pro-rated based on the portion of the performance period during which the participant was employed.

        Under our Management Stock Purchase Plan, upon the termination of employment of a participant for any reason including death or disability, all vested restricted stock units will be exchanged for shares of class A common stock and the participant will receive a cash payment equal to the lesser of (i) the original purchase price paid for the unvested restricted stock units plus interest, or (ii) an amount equal to the number of unvested restricted stock units multiplied by the fair market value of our class A common stock on the termination date.

        Our 2004 Stock Incentive Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested stock options, shares of restricted stock, performance stock units and restricted stock units will become fully vested. As of December 31, 2017, the named executive officers held the following unvested shares of restricted stock, performance stock units and restricted stock units that would have become fully vested upon a change in control.

Name	Number of Shares of Unvested Restricted Stock (#)	Value of Unvested Restricted Stock ($)(1)	Number of Shares Underlying Unvested Performance Stock Units (#)(2)	Value of Unvested Performance Stock Units ($)(1)	Number of Shares Underlying Unvested Restricted Stock Units (#)	Value of Unvested Restricted Stock Units ($)(3)

Robert J. Pagano, Jr.	40,449	3,072,102	59,493	4,518,493	29,843	1,046,069
Todd A. Trapp	10,944	831,197	17,849	1,355,632	6,217	200,715
Munish Nanda	11,644	884,362	17,187	1,305,353	1,566	63,486
Elie Melhem	16,034	1,217,782	14,607	1,109,402	6,863	233,331
Kenneth R. Lepage	9,461	718,563	14,064	1,068,161	7,935	274,388

(1)
The value of unvested shares of restricted stock and performance stock units was calculated by multiplying the number of shares of unvested restricted stock or performance stock units by $75.95, the closing market price of our class A common stock on December 29, 2017.

(2)
In the event of a change of control during the performance period, the participant would receive a number of shares equal to the greater of (i) the target number of performance stock units granted to the participant, or (ii) the number of performance stock units that would be earned based on the Company's performance determined as if the Company's last quarter end prior to the change of control was the last day of the performance period. The value of unvested performance stock units in this column was calculated using the target numbers of performance stock units granted to the named executive officer in 2016 and 2017 and the actual number of shares earned under the performance stock units granted to the named executive officer in 2015.

(3)
The value of unvested restricted stock units was calculated by multiplying the number of shares underlying unvested restricted stock units by $75.95, the closing market price of our class A common stock on December 29, 2017, and then deducting the aggregate purchase price paid for these restricted stock units.

Pay Ratio Disclosure

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Robert J. Pagano, Jr., our Chief Executive Officer. For 2017:

  •
  the median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $36,061; and

  •
  the annual total compensation of our Chief Executive Officer was $4,799,038.

Based on this information, for 2017 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 133 to 1.

        As permitted under the SEC rules, to determine our median employee, we used a definition that was not the equivalent of the total compensation reflected in the Summary Compensation Table and instead chose base pay as our measure since our incentive and equity plans do not have broad participation across our employee population. We used annual base pay using a reasonable estimate of hours worked during 2017 for hourly employees and upon base pay earned in 2017 for salaried employees. Using the compiled data, we identified the median employee as of December 31, 2017 and then determined that person's total compensation using the same criteria as in the Summary Compensation Table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires certain officers, directors and persons who own more than 10% of our class A common stock to file with the SEC initial reports of ownership and changes in ownership of our stock and provide copies of such forms to us. Based on a review of the copies of such forms provided to us and written representations furnished to us, we believe that during the year ended December 31, 2017, all reports required by Section 16(a) to be filed by these persons were filed on a timely basis, except that a Form 4 reporting the grant of a restricted stock award on March 21, 2017 to each of Virginia Halloran, Kenneth R. Lepage, Elie A. Melhem, Munish Nanda, Jennifer L. Congdon, Robert J. Pagano, Jr. and Todd A. Trapp was filed late due to administrative error.

PROPOSAL 2 ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

        We provide our stockholders with the opportunity to vote annually to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        As described in detail under the heading "Compensation Discussion and Analysis," we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We encourage you, before voting, to read the Compensation Discussion and Analysis section of this proxy statement and to review all compensation information in light of the information the Compensation Discussion and Analysis section provides about our alignment of pay with performance and our compensation philosophy. We believe our compensation programs reflect a strong pay for performance philosophy and have been effective at incenting the achievement of financial performance goals and the creation of stockholder value. Examples of practices and policies that we have implemented to ensure effective governance of our compensation plans include:

  •
  Our executives are subject to robust stock ownership guidelines.

  •
  Our executives are subject to a compensation recovery policy, or "claw back" policy, under which they may be required to repay unearned compensation in the event of a financial restatement due to fraud or misconduct.

  •
  The Compensation Committee has the authority to hire independent counsel and other advisors.

  •
  The Compensation Committee has conducted a review and assessment of risk as it relates to our compensation policies and practices.

  •
  Our Insider Trading Procedures prohibit hedging and short sale transactions, and no employee or director may pledge Company securities as collateral.

  •
  None of our executive officers has an employment agreement with us.

  •
  We do not provide excise tax gross-ups under any of our change in control severance arrangements.

        The vote on this resolution is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. However, to the extent there is any significant vote against the compensation of our named executive officers, the Compensation Committee will evaluate whether any actions are necessary or advisable to address the concerns of our stockholders.

        We believe our compensation program and policies described in this proxy statement are aligned with stockholder interests and are worthy of stockholder support. Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

  RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

        Our Board of Directors recommends that stockholders vote to approve the compensation of our named executive officers by voting "FOR" Proposal 2.

AUDIT COMMITTEE REPORT

        The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the Board in its oversight of the integrity of the Company's financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent registered public accounting firm, and the performance of the Company's internal audit function. The Audit Committee's oversight role includes the appointment and evaluation of the Company's independent registered public accounting firm, oversight of the Company's systems of internal accounting and financial controls, a review of management's assessment and management of risk, a review of the annual independent audit of the Company's consolidated financial statements and internal control over financial reporting, review of the Company's Code of Business Conduct, the establishment of "whistle-blowing" procedures, and oversight of other compliance matters.

        The Audit Committee reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2017 with management. The Audit Committee also reviewed and discussed the audited consolidated financial statements, the audit of internal control over financial reporting and the matters required to be discussed with KPMG LLP, the Company's independent registered public accounting firm, under Public Company Accounting Oversight Board standards. The Audit Committee received from KPMG the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with KPMG the matters disclosed in this letter and their independence. The Audit Committee also considered whether KPMG's provision of other, non-audit related services to the Company is compatible with maintaining their independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit Committee
Merilee Raines, Chairperson David A. Dunbar Joseph W. Reitmeier

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Although Delaware law does not require that the appointment by the Audit Committee of our independent registered public accounting firm be approved each year by the stockholders, the members of the Audit Committee and the other members of the Board believe it is appropriate to submit the appointment of the independent registered public accounting firm to the stockholders for their ratification. The Audit Committee appointed KPMG LLP as our independent registered public accounting firm for 2018, and the Audit Committee and Board recommend that the stockholders ratify such appointment. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider its appointment.

        We expect that representatives of KPMG will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

        During 2017, KPMG provided various audit, audit-related and tax services to us. The Audit Committee has adopted policies and procedures that require the Audit Committee to pre-approve all audit and non-audit services performed by KPMG in order to ensure that the provision of such services does not impair KPMG's independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period, and the Audit Committee sets specific limits on the amount of each such service we obtain from KPMG.

        The aggregate fees billed for professional services by KPMG in 2017 and 2016 for audit, audit-related, tax and non-audit services were:

Type of Fees	2017	2016

Audit Fees:	$3,601,682	$3,485,889
Audit-Related Fees:	$7,313	$10,643
Tax Fees:	$77,405	$86,122
All Other Fees:	—	—

Total:	$3,686,400	$3,582,654

        Audit fees primarily include fees we paid KPMG for professional services for the audit of our annual financial statements included in our annual report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, such as consents. Audit fees for 2017 and 2016 also include the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees were for preparation of statutory financial statements and statutory financial statement tagging. Tax fees include fees for review or preparation of tax returns and advice on indirect taxes.

        The Audit Committee and the Board of Directors recommend that stockholders vote "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of such materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address or telephone number: Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845, Attention: Corporate Secretary, (978) 688-1811, or you can request a copy of any such document by visiting https://materials.proxyvote.com/942749. If you want to receive separate copies of the annual report, proxy statement and notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

STOCKHOLDER PROPOSALS

        In order for any stockholder proposal to be included in the proxy statement for our 2019 Annual Meeting pursuant to Exchange Act Rule 14a-8, such proposal must be received at our principal executive offices, 815 Chestnut Street, North Andover, MA 01845, Attention: Corporate Secretary, not later than November 23, 2018 and must satisfy certain rules of the SEC.

        Nominations and proposals of stockholders may also be submitted to us for consideration at the 2019 Annual Meeting if certain conditions set forth in our by-laws are satisfied, but will not be included in the proxy materials unless the conditions set forth in Exchange Act Rule 14a-8 are satisfied. Such nominations (or other stockholder proposals) must be delivered to or mailed and received by us not more than 120 days nor less than 75 days prior to the anniversary date of the 2018 Annual Meeting, which dates will be January 16, 2019 and March 2, 2019, respectively. Stockholder proposals received by us outside of these dates will be considered untimely received for consideration at such Annual Meeting. If the date of the 2019 Annual Meeting is subsequently moved to a date more than seven days (in the case of director nominations) or ten days (in the case of other stockholder proposals) prior to the anniversary date of the 2018 Annual Meeting, we will publicly disclose such change, and nominations or other proposals to be considered at the 2019 Annual Meeting must be received by us not later than the 20th day after such disclosure (or, if disclosed more than 75 days prior to such anniversary date, the later of 20 days following such disclosure or 75 days before the date of the 2019 Annual Meeting, as rescheduled). To submit a nomination or other proposal, a stockholder should send the nominee's name or proposal and appropriate supporting information required by our by-laws to the attention of our Secretary at the address provided above. To be considered, all nominations or proposals must comply with the requirements of our by-laws, a copy of which may be obtained without charge by sending a request to our Corporate Secretary at our principal executive offices.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/15/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/15/2018. Have your proxy card in hand when you call and then follow the instructions. WATTS WATER TECHNOLOGIES, INC. C/O BROADRIDGE FINANCIAL SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Christopher L. Conway 06 Joseph T. Noonan 02 David A. Dunbar 07 Robert J. Pagano, Jr. 03 Louise K. Goeser 08 Merilee Raines 04 Jes Munk Hansen 09 Joseph W. Reitmeier 05 W. Craig Kissel The Board of Directors recommends you vote FOR proposals 2 and 3. 2Advisory vote to approve named executive officer compensation. For 0 0 Against 0 0 Abstain 0 0 3To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000365102_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/ Form 10k are available at www.proxyvote.com . WATTS WATER TECHNOLOGIES, INC. Annual Meeting of Stockholders May 16, 2018 9:00 AM This proxy is solicited by the Board of Directors The stockholders hereby appoint Robert J. Pagano, Jr., Todd A. Trapp and Kenneth R Lepage, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of WATTS WATER TECHNOLOGIES, INC. that the stockholders are entitled to vote at the Annual Meeting of stockholders to be held at 09:00 AM, EDT on 5/16/2018, at Watts Water Technologies, Inc. 815 Chestnut Street North Andover, MA 01845, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000365102_2 R1.0.1.17

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 16, 2018 9:00 a.m.

CLASS B COMMON STOCK PROXY

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Robert J. Pagano, Jr., Todd A. Trapp and Kenneth R Lepage, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Class B Common Stock of WATTS WATER TECHNOLOGIES, INC. that the stockholders are entitled to vote at the Annual Meeting of stockholders to be held at 09:00 a.m. EDT on May 16, 2018, at Watts Water Technologies, Inc. 815 Chestnut Street North Andover, MA 01845, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein.  If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

The Board of Directors Recommends a Vote FOR the following:

1. Election of directors:	01 Christopher L. Conway 02 David A. Dunbar 03 Louise K. Goeser	04 Jes Munk Hansen 05 W. Craig Kissel 06 Joseph T. Noonan	07 Robert J. Pagano, Jr. 08 Merilee Raines 09 Joseph W. Reitmeier	☐ Vote FOR all nominees (except as marked below)	☐ Vote WITHHELD from all nominees

(To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors Recommends a Vote FOR proposals 2 and 3.

2. Advisory vote to approve named executive officer compensation.	☐ For	☐ Against	☐ Abstain

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐ For	☐ Against	☐ Abstain

The proxies, in their discretion, are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s)

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.